Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

City Office REIT, Inc.,

CIO Management Buyer Ltd.,

Gibralt Capital Corp.,

James Farrar,

Anthony Maretic,

Gregory Tylee

and

The Parties Named on Schedules A and B hereto

November 2, 2015

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF SHARES

1.1	Sale and Purchase of Shares	2
1.2	Purchase Price	2
1.3	Working Capital and Indebtedness Adjustment	3
1.4	Date and Effective Time of Closing	4
1.5	Withholding Taxes	4
1.6	Sellers’ Closing Obligations	5
1.7	Buyer’s and Parent’s Closing Obligations	6

ARTICLE II
SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

2.1	Organization; Capacity; Power	7
2.2	Authorization of Agreements; Enforceability	7
2.3	Governmental Filings and Authorizations	8
2.4	Contravention	8
2.5	Brokerage Fees	8
2.6	Title to Company Shares	8
2.7	Seller Litigation	8
2.8	Investment Intent; Adequacy of Information	8
2.9	Residency of Sellers	9

ARTICLE III
SELLERS’ AND COMPANY MANAGEMENT’S
REPRESENTATIONS AND WARRANTIES

3.1	Organization; Qualification; Power; Governance	9
3.2	Capitalization	10
3.3	No Investment in Other Persons	11
3.4	Contravention; Consents; Authorizations	11
3.5	Books and Records	12
3.6	Financial Statements	13
3.7	No Change in Certain Financial Policies	13
3.8	Undisclosed Liabilities	13
3.9	Absence of Certain Changes or Events	13
3.10	Taxes	15
3.11	Authorizations	17
3.12	Compliance with Law and Orders	18
3.13	Sufficiency of Assets; Title to Personal Property	19
3.14	Condition of Certain Tangible Assets	19
3.15	Real Property	19
3.16	Legal Proceedings; Claims; Orders	19
3.17	Environmental Laws and Related Matters	20

(i)

3.18	Intellectual Property	22
3.19	Employees	22
3.20	Labor Relations; Compliance	23
3.21	Employee Benefit Plans	26
3.22	Contracts	29
3.23	Bank Accounts	30
3.24	Powers of Attorney	30
3.25	Insurance	30
3.26	Computer and Technology Security	30
3.27	Certain Affiliate Business Relationships	31
3.28	Brokerage Fees	31
3.29	No Other Representations or Warranties	31

ARTICLE IV
BUYER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES

4.1	Organization; Power	32
4.2	Authorization of Agreements; Enforceability	32
4.3	Issuance of Parent Common Stock	32
4.4	Brokerage Fees	33

ARTICLE V
CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

ARTICLE VI
CONDITIONS TO BUYER’S AND PARENT’S OBLIGATION TO CLOSE

6.1	Accuracy of the Company’s, the Sellers’, JTF Holdco’s, Tylee Holdco’s and the Company Management’s Representations and Warranties	33
6.2	Sellers’ Performance	33
6.3	Other Deliveries	33
6.4	No Proceedings; Orders; Restrictive Authorizations	34
6.5	No Claim Regarding Share Ownership or the Purchase Price	34
6.6	No Material Adverse Change	34
6.7	Releases	34
6.8	Employment Agreements and Letters	35
6.9	Noncompetition Agreements	35
6.10	Resignations	35
6.11	Other Documents	35
6.12	Satisfactory Performance	35
6.13	Proposed Change in Law	35
6.14	Continuance into British Columbia	35
6.15	Termination of Administration Agreement	35

(ii)

ARTICLE VII
CONDITIONS TO THE SELLERS’ OBLIGATION TO CLOSE

7.1	Buyer’s and Parent’s Representations and Warranties	36
7.2	Buyer’s and Parent’s Performance	36
7.3	Other Deliveries	36

ARTICLE VIII
CERTAIN COVENANTS

8.1	Access	36
8.2	Satisfaction of Conditions	37
8.3	Public Announcements	37
8.4	Continued Ownership of Shares	37
8.5	Conduct and Preservation of Business Generally	38
8.6	Certain Prohibitions	39
8.7	Intercompany Indebtedness; Release of Liens	41
8.8	Third Party Consents	41
8.9	Books and Records	41
8.10	Notice of Certain Developments	41
8.11	Cooperation with Audits	42
8.12	Further Assurances	43
8.13	Pre-Closing Transactions	43
8.14	Parent Common Stock	43
8.15	Office Space	43

ARTICLE IX
CERTAIN TAX MATTERS

9.1	Indemnification Obligations With Respect to Taxes	43
9.2	Tax Returns and Payment Responsibility	44
9.3	Contest Provisions	45
9.4	Assistance and Cooperation	46
9.5	Retention of Records	46
9.6	Other Provisions	46

ARTICLE X
INDEMNIFICATION AND OTHER REMEDIES

10.1	Survival; Sellers’ Liability	47
10.2	Rights Not Affected by Knowledge	47
10.3	Waiver of Condition	47
10.4	General Indemnification by the Sellers	47
10.5	Limitation on Amount of the Sellers’ Indemnification Liability	48
10.6	Indemnification Claim Limitations Periods	49
10.7	Procedure for Indemnification: Third-Party Claims	49
10.8	Procedure for Indemnification: Direct Claims	51

(iii)

10.9	Losses Incurred in Mitigation	51
10.10	Reporting and Additional Payments	51
10.11	Waivers and Additional Agreements by Sellers	51
10.12	Nonexclusive Remedies; Injunctive Relief	52
10.13	Guaranty of Indemnity Obligations	52
10.14	Limited Indemnity by Buyer	52

ARTICLE XI
TERMINATION

11.1	Termination of Agreement	52
11.2	Effect of Termination; Remedies	54

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1	Effect of the Disclosure Schedule	54
12.2	Governing Law	55
12.3	Forum for Disputes; Service of Process	55
12.4	Entire Agreement and Amendment	56
12.5	Headings and Captions	56
12.6	Interpretation and Construction	56
12.7	Severability	57
12.8	Counterparts and Facsimile Signatures	57
12.9	Time of the Essence	57
12.10	Assignment and Successors	57
12.11	Parties in Interest	58
12.12	Expenses	58
12.13	Notices	58
12.14	Withholding Taxes	59
12.15	Waiver of Jury Trial	59
12.16	Extension and Waiver	59

Appendix A:	Definitions

Exhibit A:	Form of Release
Exhibit B:	Form of Employment Agreement
Exhibit C:	Form of Administrative Services Agreement
Exhibit D: Exhibit E:	Form of Noncompetition Agreement Disclosure Schedule

Schedule A:	JTF Holdco Shareholders
Schedule B:	Tylee Holdco Shareholders

(iv)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of November 2, 2015 (together with the Appendices, Schedules and Exhibits attached hereto, this “Agreement”), is entered into among the shareholders of JTF CIO Holdco Corporation, a British Columbia corporation (“JTF Holdco”), listed on Schedule A hereto (the “JTF Sellers”), the shareholders of Tylee Holdings Inc., a British Columbia corporation (“Tylee Holdco”), listed on Schedule B hereto (the “Tylee Sellers”), Gibralt Capital Corporation, a British Columbia corporation (“Gibralt”), CIO Management Buyer Ltd., a British Columbia limited company (“Buyer”), City Office REIT, Inc., a Maryland corporation and the indirect parent company of Buyer (“Parent”), James Farrar, Anthony Maretic and Gregory Tylee. JTF Holdco, Tylee Holdco, Gibralt and Anthony Maretic are collectively referred to herein as the “Company Sellers.” The JTF Sellers, the Tylee Sellers, Gibralt and Anthony Maretic are collectively referred to herein as the “Sellers.” James Farrar, Anthony Maretic and Gregory Tylee, in their capacities as principals and employees of the Company (as defined below), are collectively referred to herein as “Company Management.” The Sellers, Buyer, Parent, and Company Management are collectively referred to herein as the “Parties.”

The Company Sellers in the aggregate own all of the outstanding capital stock of City Office Real Estate Management Inc., a Canada Business Corporations Act corporation (the “Company”), being 10,000 shares of a class denominated Class B common shares (“Company Common Shares”) and 4,050,000 shares of a class denominated Series C Preferred Shares (“Series C Shares,” and together with the Company Common Shares, the “Company Shares”). The Company Shares held by Gibralt and Anthony Maretic are referred to as the “Gibralt and Maretic Shares.” The JTF Sellers in the aggregate own all of the outstanding capital stock of JTF Holdco, being 100 shares of a class denominated Class A Common Shares, without par value per share (the “JTF Common Shares”), and 759,375 shares of a class denominated Class C Preferred Shares, par value $0.01 per share (the “JTF PrC Shares,” and together with the JTF Common Shares, the “JTF Shares”). The Tylee Sellers in the aggregate own all of the outstanding capital stock of Tylee Holdco, being 100 shares of a class denominated Class A Common Shares, without par value per share (the “Tylee Common Shares”), and 759,375 shares of a class denominated Class C Preferred Shares, par value $0.01 per share (the “Tylee PrC Shares,” and together with the Tylee Common Shares, the “Tylee Shares”).

This Agreement provides for a transaction in which (i) Buyer will purchase from the JTF Sellers, and the JTF Sellers will sell to Buyer, all of the JTF Shares, (ii) Buyer will purchase from the Tylee Sellers, and the Tylee Sellers will sell to Buyer, all of the Tylee Shares, and (iii) Buyer will purchase from Gibralt and Anthony Maretic, and Gibralt and Anthony Maretic will sell to Buyer, all of the Gibralt and Maretic Shares, upon payment of the Purchase Price (as defined herein), on and subject to the terms of this Agreement.

Appendix A to this Agreement contains certain definitions of terms used in this Agreement and cross-references to terms defined in the body of this Agreement.

The Parties acknowledge the adequacy of the consideration provided to each through their respective representations, warranties, conditions, rights and promises contained in this Agreement. The Parties, intending to be legally bound, agree as provided below.

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Shares. On and subject to the terms and conditions of this Agreement, at the Closing the Sellers will sell and transfer to Buyer, and Buyer will purchase and accept from Sellers, all of the Gibralt and Maretic Shares, the JTF Shares and the Tylee Shares in exchange for payment of the Purchase Price, as defined below (collectively, the “Purchase”).

1.2 Purchase Price.

The aggregate consideration payable for the Purchase (the “Purchase Price”) shall be as follows:

(a) 297,321 shares of Parent Common Stock, as may be increased or decreased by the adjustment amount, if any, provided for by Section 1.3.

(b) Up to $3,500,000 aggregate cash consideration (the “Earnout”) payable to the Sellers (by wire transfer in accordance with written instructions delivered by the Sellers in the amounts set forth below to Parent) within three business days, following the date (if any) on which the Fully Diluted Market Capitalization reaches each of the thresholds below on or before December 31, 2016:

Fully Diluted Market Capitalization Threshold	Aggregate Additional Consideration
$200 million	$1 million
$225 million	$1 million
$250 million	$1.5 million

Total:	$3.5 million

To the extent there occurs a Change in Control of Parent on or prior to December 31, 2016, any portion of the $3,500,000 Earnout not yet earned or paid shall become immediately due and payable to the Sellers on or prior to the date of such Change of Control.

The allocation of the Purchase Price deliverable to each Seller at Closing or in connection with the Earnout is set forth in Section 1.2(b) of the Disclosure Schedule.

(c) The Earnout is included in the Purchase Price to account for the goodwill of the Company, which will not be determinable at Closing.

1.3 Working Capital and Indebtedness Adjustment.

(a) Estimated Adjustment.

(i) At least two Business Days prior to the date of Closing, each of the Company, JTF Holdco and Tylee Holdco shall prepare and deliver to Parent (a) a draft of its respective Estimated Balance Sheet as of the date of Closing, which shall be prepared in accordance with GAAP consistent with the Financial Statements (as defined in Section 3.6), and (b) a statement setting forth in reasonable detail its calculation of Estimated Net Working Capital, Estimated Closing Cash and Estimated Indebtedness based upon the draft Estimated Balance Sheet. Each Estimated Balance Sheet and the calculation of Estimated Net Working Capital, Estimated Closing Cash and Estimated Indebtedness shall be subject to Parent’s review and approval, which approval shall not be unreasonably delayed. It is the intention of the Parties that the sum of Estimated Net Working Capital and Estimated Closing Cash minus Estimated Indebtedness as of the date of Closing be as close to zero as possible.

(ii) To the extent that the sum of Estimated Net Working Capital and Estimated Closing Cash minus Estimated Indebtedness on any such Estimated Balance Sheet is less than $0, the amount of the Purchase Price deliverable at Closing to the affected Sellers as set forth on Section 1.2(b) of the Disclosure Schedule shall be reduced by the amount of such difference and the number of shares of Parent Common Stock delivered to the affected Sellers at Closing shall be reduced accordingly.

(b) Final Adjustment.

(i) Within 10 days after Closing, Parent shall prepare and deliver to the Sellers a draft Final Balance Sheet of each of the Company, JTF Holdco and Tylee Holdco, which shall be prepared in accordance with GAAP consistent with the Financial Statements, and a statement setting forth in reasonable detail Parent’s calculation of the Final Working Capital, Final Closing Cash and Final Indebtedness of each of the Company, JTF Holdco and Tylee Holdco based upon each draft Final Balance Sheet.

(ii) Following its receipt of each draft Final Balance Sheet, the Sellers shall have 14 days to review each draft Final Balance Sheet and to inform Parent in writing of any disagreement that they may have with each draft Final Balance Sheet, which objection shall, to the extent practicable, specify in reasonable detail Sellers’ disagreement with such draft Final Balance Sheet (the “Working Capital Objection”). If Parent does not receive a Working Capital Objection within such 14-day period, each draft Final Balance Sheet shall be deemed to have been accepted and shall become binding upon the Parties. If the Sellers timely deliver a Working Capital Objection, Parent shall then have 10 days from the date of receipt of such Working Capital Objection (the “Working Capital Review Period”) to review and respond to the Working Capital Objection (and Parent shall have the right to examine the work papers and financial records used or generated in connection with the preparation of the Working Capital Objection and such other documents as Parent may reasonably request). Parent and the Sellers shall attempt in good faith to resolve any disagreements with respect to the Final Balance Sheet. If Parent and the Sellers are unable to resolve all of their disagreements with respect to any Final Balance Sheet, Parent and the Sellers shall promptly refer the dispute either to (i) a “Big Four” public accounting firm, or (ii) any other mutually agreeable accounting firm, in either case that is “independent” of both the Parent and the Sellers under the definitions of the Commission (the “CPA Firm”), which CPA Firm shall resolve such disagreements. Parent and the Sellers shall direct the CPA Firm to use its reasonable best efforts to render its determination within 20 days after the dispute is first submitted to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Parent and the Sellers. Parent and the Sellers shall make readily available to the CPA Firm all relevant books and records and all other items reasonably requested by the CPA Firm. The Final Balance Sheet as determined by the CPA Firm shall be binding upon Parent and Sellers.

(iii) To the extent that the sum of Final Net Working Capital and Final Closing Cash minus Final Indebtedness is (A) less than the sum of Estimated Net Working Capital and Estimated Closing Cash minus Estimated Indebtedness for any Final Balance Sheet, the Tylee Sellers, in the case of Tylee Holdco, the JTF Holders, in the case of JTF Holdco, the Company Sellers, in the case of the Company, shall pay, within two Business Days of the determination of the Final Balance Sheet, to Parent in cash, by wire transfer of immediately available funds to the account designated by Parent in writing, the amount of such shortfall and (B) greater than the sum of Estimated Net Working Capital and Estimated Closing Cash minus Estimated Indebtedness for any Final Balance Sheet, for any of the Tylee Sellers, in the case of Tylee Holdco, the JTF Holders, in the case of JTF Holdco, the Company Sellers, in the case of the Company, Parent shall or shall cause Buyer to pay, within two Business Days of the determination of the Final Balance Sheet, to the Tylee Sellers, in the case of Tylee Holdco, the JTF Holders, in the case of JTF Holdco, the Company Sellers, in the case of the Company, as the case may be, in cash, by wire transfer of immediately available funds to the account designated by such recipient in writing, the amount of such excess.

(iv) If any unresolved objections are submitted to the CPA Firm for resolution as provided above, the fees and expenses of the CPA Firm shall be allocated between Parent, on the one hand, the respective Sellers, on the other hand, based upon the relationship the contested amount not awarded to each party bears to the amount actually contested by such party. By way of example, if Parent claims that the appropriate adjustments are $1,000 greater than the amount determined by the Sellers, and if the CPA Firm ultimately resolves such claim by awarding to Parent $300 of the $1,000 contested, then the fees, costs and expenses of the CPA Firm will be allocated 70% to Parent and 30% to the Sellers.

1.4 Date and Effective Time of Closing. The Closing shall occur on February 1, 2016, or such later date as the Parties may agree.

1.5 Withholding Taxes. Notwithstanding any other provision in this Agreement to the contrary (and subject to the last sentence of this Section 1.5), Parent or Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as Parent or Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided that any amount of the Purchase Price shall be subject to tax withholding only by Parent or Buyer for payment to the appropriate taxing authorities. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made by Parent or Buyer.

1.6 Sellers’ Closing Obligations. At the Closing, in addition to other actions to be taken by the Sellers at the Closing pursuant to other provisions of this Agreement, Sellers will deliver the following to Parent:

(a) certificates representing the Gibralt and Maretic Shares, JTF Shares and Tylee Shares duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, with all transfer stamps required by Law affixed to them;

(b) all other documents necessary to vest in Buyer all of each Seller’s right, title and interest in and to such Seller’s Gibralt and Maretic Shares, JTF Shares or Tylee Shares, as applicable;

(c) a release in the form of Exhibit A, duly executed by each Seller and each Seller Affiliate, releasing the Company from all Liabilities incurred by the Company, JTF Holdco or Tylee Holdco to a Seller or any Seller Affiliate prior to the Closing;

(d) an affidavit, under penalties of perjury, stating that none of the Company, JTF Holdco or Tylee Holdco is or has ever been a United States real property holding corporation (or otherwise being in form and substance as required under Treasury Regulation § 1.897-2(h)), so that Parent and Buyer are exempt from withholding any portion of the Purchase Price;

(e) certificates of the appropriate Governmental Authority of the jurisdiction of organization of each Entity Seller and of the Company, JTF Holdco and Tylee Holdco, dated not more than three (3) Business Days prior to the Closing Date confirming the good standing, existence or similar confirmation of good status of the Company and each of JTF Holdco and Tylee Holdco in such jurisdiction;

(f) accurate copies of all resolutions, as in effect as of the Closing, duly and validly adopted by the board of directors (or similar governing body) of each Entity Seller evidencing such Seller’s authorization, execution and delivery of this Agreement and each other Transaction Agreement to which such Seller is a party, and the consummation of the Contemplated Transactions, certified as such by the Secretary or Assistant Secretary of such Seller;

(g) evidence satisfactory to Parent of the completion of the matters addressed in Section 8.7, Section 8.8, and Section 8.13;

(h) resignations from each director and officer of the Company, JTF Holdco and Tylee Holdco;

(i) an employment agreement in the form of Exhibit B duly executed by each member of Company Management (the “Employment Agreements”);

(j) the Administrative Services Agreement in the form of Exhibit C duly executed by Second City Capital II Corporation and Second City Real Estate II Corporation (the “Services Agreement”); and

(k) the noncompetition and non-solicitation agreements duly executed by each of Sellers’ Affiliates identified on Section 1.6(k) of the Disclosure Schedule (the “Non-Compete Agreements”).

1.7 Buyer’s and Parent’s Closing Obligations. At the Closing, Buyer and Parent will deliver:

(a) the shares of Parent Common Stock representing the Purchase Price to the Sellers;

(b) the Employment Agreements duly executed by Parent to Company Management;

(c) the Services Agreement duly executed by a subsidiary of the Parent delivered to Second City Capital II Corporation and Second City Real Estate II Corporation;

(d) the Non-Compete Agreements duly executed by Parent to each of the other parties thereto;

(e) An Amendment to the Advisory Agreement in form and substance satisfactory to the Parties that terminates Section 20 of the Advisory Agreement executed by Parent to Sellers.

(f) Amendments to the RSU Award Agreements executed by Parent and in form and substance satisfactory to the parties thereto amending the vesting conditions thereto to take into account continued employment with Parent or a subsidiary (with respect to Messrs. Farrar, Tylee and Maretic) and continued service as director (with respect to Mr. Belzberg) to Messrs. Farrar, Tylee, Maretic and Belzberg .

ARTICLE II

SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

Except as specifically qualified by the statements in the Disclosure Schedule in accordance with Section 12.1, each Seller represents and warrants to the Buyer and to Parent as stated in this Article II with respect to such Seller.

2.1 Organization; Capacity; Power.

(a) As to each Entity Seller, the Entity Seller has provided to Parent correct and complete copies of its Organizational Documents as currently in effect;

(b) As to each Entity Seller, the Entity Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(c) As to each Entity Seller, the Entity Seller is duly qualified, licensed or registered as a foreign Entity (in the form of the Entity Seller’s Organizational Documents) in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, licensure or registration;

(d) As to each Entity Seller, the Entity Seller has full entity power to own or use the properties and assets that it purports to own or use and to conduct its business, and to execute, deliver and perform that Sellers’s obligations under this Agreement and any other Transaction Agreement to which that Seller is or is to become a party, and to consummate the Contemplated Transactions; and

(e) As to each other Seller, the Seller has full capacity, power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and any other Transaction Agreement to which such Seller is or is to become a party, and to consummate the Contemplated Transactions.

2.2 Authorization of Agreements; Enforceability.

(a) Agreement. Each Seller has duly authorized the execution and delivery of this Agreement, the performance of such Seller’s obligations under this Agreement, and the consummation of the Contemplated Transactions in accordance with all requirements applicable to such Seller under its Organizational Documents (if applicable) and applicable Laws. This Agreement, assuming the due authorization, execution and delivery by Buyer and Parent, is the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

(b) Other Transaction Agreements. Each Seller has duly authorized the execution and delivery of each other Transaction Agreement to which such Seller is or is obligated to become a party, and the performance of such Seller’s obligations under each such agreement, in accordance with all requirements applicable to such Seller under its Organizational Documents (if applicable) and applicable Laws. When executed and delivered by each applicable Seller, each other Transaction Agreement, assuming the due authorization, execution and delivery by the other parties to such Transaction Agreement, will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, or limitations on the availability of equitable remedies.

2.3 Governmental Filings and Authorizations. In connection with the execution and delivery of this Agreement by each Seller, or the performance by a Seller of its obligations pursuant to this Agreement or any other Transaction Agreement to which such Seller is or is to become a party, no Seller is required (a) to make any Filing with any Governmental Authority, or (b) to obtain any Authorization.

2.4 Contravention. The execution and delivery by each Seller of this Agreement and each other Transaction Agreement to which the Seller is or is to become a party, the performance by each Seller of its obligations under this Agreement and the other Transaction Agreements, and the consummation of the Contemplated Transactions, do not and will not:

(a) if the Seller is an Entity Seller violate any provision of its Organizational Documents;

(b) violate any Law, Authorization or Order to which any Seller or any of the Sellers’ respective properties or assets or the Company is subject, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions; or

(c) result in the imposition or creation of any Encumbrance upon the Company Shares, JTF Shares or Tylee Shares.

2.5 Brokerage Fees. None of the Sellers, Sellers’ Affiliates, the Company, JTF Holdco or Tylee Holdco has any obligation for Brokerage Fees related to the execution of this Agreement, completion of the Purchase or the consummation of any Contemplated Transaction.

2.6 Title to Company Shares. Each Seller is the sole holder of record and beneficial owner of the number of Company Shares, JTF Shares or Tylee Shares set forth next to such Seller’s name in Section 3.1(d) of the Disclosure Schedule, free of any Encumbrance. None of the Sellers is a party to any option, warrant, purchase right or other Contract (other than this Agreement) that would require a Seller to sell or otherwise dispose of, or grant any interest in, any of that Seller’s Company Shares, JTF Shares or Tylee Shares. None of the Sellers is a party to any voting trust, proxy or other Contract with respect to the voting of any Company Shares, JTF Shares or Tylee Shares. Except as set forth on Section 3.1(d) of the Disclosure Schedule, there are no outstanding shares in the capital of the Company, JTF Holdco and Tylee Holdco.

2.7 Seller Litigation. No Proceeding or Order is pending and no Claim has been made (and, to the Knowledge of the Sellers, no Claim, Proceeding or Order has been threatened) against or affecting a Seller (a) under any bankruptcy or insolvency Law, (b) that seeks injunctive or other relief in connection with this Agreement or (c) that reasonably would be expected to adversely affect (i) any Seller’s performance under this Agreement or any other Transaction Agreement to which a Seller or any Seller Affiliate is or is to become a party or (ii) the consummation of any of the Contemplated Transactions.

2.8 Investment Intent; Adequacy of Information. Each Seller:

(a) understands that the Parent Common Stock issuable as the Purchase Price has not been, and will not be, registered under the Securities Act or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering;

(b) understands that the Parent Common Stock issuable as the Purchase Price will be “restricted securities” within the meaning of the Securities Act and its related regulations, including requirements that might impose a holding period during which disposition of the Parent Common Stock issuable as the Purchase Price could be limited;

(c) is acquiring the Parent Common Stock issuable as the Purchase Price solely for the Seller’s own account for investment purposes and not with a “view to distribution” within the meaning of Section 2(11) of the Securities Act;

(d) is a sophisticated investor with knowledge and experience in business and financial matters generally, as well as with respect to the business of Parent;

(e) has received such information concerning the Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in investing in the Parent Common Stock issuable as part of the Purchase Price;

(f) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock issuable as the Purchase Price, and is an Accredited Investor for the reasons set forth in Section 2.8(f) of the Disclosure Schedule; and

(g) has held the Shares as capital property and has dealt with the Buyer and Parent in connection with this Agreement at arm’s length.

2.9 Residency of Sellers. Each of the Sellers is not a “non-resident” of Canada within the meaning of the Tax Act.

ARTICLE III

SELLERS’ AND COMPANY MANAGEMENT’S REPRESENTATIONS AND WARRANTIES

Except as specifically qualified by the statements in the Disclosure Schedule in accordance with Section 12.1, the Company Sellers and Company Management, as to the Company; the JTF Sellers, as to JTF Holdco; and the Tylee Sellers, as to Tylee Holdco, represent and warrant to Buyer and Parent as stated in this Article III.

3.1 Organization; Qualification; Power; Governance.

(a) Organization and Qualification. Each of the Company, JTF Holdco and Tylee Holdco is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company, JTF Holdco and Tylee Holdco is duly authorized to conduct business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction where such qualification is required. Section 3.1(a) of the Disclosure Schedule identifies each jurisdiction in which the Company, JTF Holdco or Tylee Holdco is qualified as a foreign corporation.

(b) Power and Authority. Each of the Company, JTF Holdco and Tylee Holdco has all requisite corporate power and authority necessary (i) to own, lease and operate its properties and assets, (ii) to conduct its business as conducted since inception and as presently conducted and (iii) to perform its obligations under its Contracts.

(c) Organizational Documents. The Sellers have delivered to Buyer and Parent correct and complete copies of the Organizational Documents of each of the Company, JTF Holdco and Tylee Holdco as currently in effect. None of the Company, JTF Holdco and Tylee Holdco is in violation of its Organizational Documents.

(d) Sellers and Management. Section 3.1(d) of the Disclosure Schedule identifies all of the shareholders, directors and officers of the Company, JTF Holdco and Tylee Holdco.

3.2 Capitalization.

(a) Authorized and Issued Capital Stock. The authorized capital of the Company consists of an unlimited number of shares of Company Common Shares and an unlimited number of preferred shares, of which only the Company Shares are issued and outstanding and are held by the Persons and in the amounts set forth on Section 3.1(d) of the Disclosure Schedule, with no treasury shares held by the Company. The authorized capital of JTF Holdco consists of 100 JTF Common Shares and 759,375 JTF PrC Shares, of which only the JTF Shares are issued and outstanding and are held by the Persons and in the amounts set forth on Section 3.1(d) of the Disclosure Schedule, with no treasury shares held by JTF Holdco. The authorized capital of Tylee Holdco consists of 100 Tylee Common Shares and 759,375 Tylee PrC Shares, of which only the Tylee Shares are issued and outstanding and are held by the Persons and in the amounts set forth on Section 3.1(d) of the Disclosure Schedule, with no treasury shares held by Tylee Holdco. All of the Company Shares, JTF Shares and Tylee Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are held of record and beneficially by the respective Sellers as set forth on Section 3.1(d) of the Disclosure Schedule. None of the Company Shares, JTF Shares or Tylee Shares were issued in violation of any preemptive or similar right of any Person or in violation of any Contract or any of the Organizational Documents of the Company, JTF Holdco or Tylee Holdco.

(b) Options, etc. There is no outstanding or authorized option, warrant, purchase right, subscription right, conversion right, exchange right or other Contract that could require the Company, JTF Holdco or Tylee Holdco (i) to offer, issue or transfer, or to redeem or otherwise acquire, any of its Capital Stock or (ii) to issue any security that is convertible into or exchangeable for any Capital Stock of the Company, JTF Holdco or Tylee Holdco. There is no voting trust, proxy or other Contract or understanding with respect to the voting of the Capital Stock of the Company, JTF Holdco or Tylee Holdco.

(c) No Stock Equivalents. None of the Company, JTF Holdco or Tylee Holdco has any existing or contingent obligation to any Person with respect to, or any Contract relating to, any stock appreciation, phantom stock, profit participation or similar right.

(d) Previous Redemptions. No securities of the Company, JTF Holdco or Tylee Holdco were acquired by the Company, JTF Holdco or Tylee Holdco, by redemption or otherwise, since inception.

(e) Legal Issuance. All of the Company Shares, JTF Shares and Tylee Shares were issued in compliance with applicable Laws or any of the Organizational Documents of the Company, JTF Holdco or Tylee Holdco.

(f) No Debtholder, Etc., Votes. The Company, JTF Holdco and Tylee Holdco do not have outstanding any bond, note or other instrument or Contract that provides to the holder thereof the right to vote on any matter on which the holders of Company Shares, JTF Shares and Tylee Shares are entitled to vote or required to consent.

3.3 No Investment in Other Persons. None of the Company, JTF Holdco or Tylee Holdco has Control or any direct or indirect Equity Interest, or any right or obligation to acquire any Equity Interest, in any Entity other than JTF Holdco’s and Tylee Holdco’s ownership interest in the Company. There is no existing Contract or commitment by which the Company, JTF Holdco or Tylee Holdco might be required to provide funds, to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide financial support to, any other Person.

3.4 Contravention; Consents; Authorizations.

(a) Certain Consequences. The execution and delivery by the Sellers of this Agreement do not, and the execution or delivery by the Sellers or by the Company of any other Transaction Agreement or other document in connection with the Contemplated Transactions, and the consummation of the Contemplated Transactions, will not, directly or indirectly, with or without the giving of notice or lapse of time (or both):

(i) violate any provision of the Organizational Documents of the Company, JTF Holdco or Tylee Holdco;

(ii) violate any Law, Authorization or Order applicable to the Company, JTF Holdco or Tylee Holdco or any of the properties or assets owned or used by the Company, JTF Holdco or Tylee Holdco or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any right or obtain any remedy or relief under any such Law, Authorization or Order;

(iii) give any Governmental Authority the right to revoke, withdraw, suspend, terminate or modify any Authorization or Order that is held by the Company, JTF Holdco or Tylee Holdco or that otherwise relates to the business of, or any of the properties or assets owned or used by, the Company, JTF Holdco or Tylee Holdco;

(iv) cause any of the properties or assets owned or used by the Company, JTF Holdco or Tylee Holdco to be subject to reassessment or revaluation for the purpose of taxation or other assessment by any Governmental Authority; or

(v) result in any Encumbrance on the Company Shares, JTF Shares or Tylee Shares or on any of the properties or assets of the Company, JTF Holdco or Tylee Holdco.

(b) Consents. No consent is required as a consequence of the execution of this Agreement or any other Transaction Agreement or the consummation of any Contemplated Transaction, under any Contract to which the Company, JTF Holdco or Tylee Holdco is a party, or by which any of its properties or assets is subject, or of which the Company, JTF Holdco or Tylee Holdco is a beneficiary, in order (i) to preserve to the Company, JTF Holdco or Tylee Holdco all rights and benefits of any Contract as existing immediately before the execution of this Agreement, or (ii) to avoid any additional obligation under the Contract as a result of this Agreement, any other Transaction Agreement or any of the Contemplated Transactions.

(c) Required Authorizations. None of the Company, JTF Holdco or Tylee Holdco or any of the Sellers is required to make any Filing with any Governmental Authority or obtain any Authorization in connection with the execution, delivery or performance of this Agreement or any other Transaction Agreement, or the consummation of the Contemplated Transactions.

3.5 Books and Records.

(a) Examination. Sellers have provided to Parent or made available in an online data room correct and complete copies of all documents to which the Company, JTF Holdco or Tylee Holdco is a party or by which its assets or employees are bound.

(b) Adequacy; Controls. The books and records of the Company, JTF Holdco and Tylee Holdco have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate for the size, operations and business of the Company, JTF Holdco and Tylee Holdco to ensure that (i) all transactions related to the Company, JTF Holdco and Tylee Holdco are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain proper accountability for assets, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (iv) access to the properties and assets of the Company, JTF Holdco and Tylee Holdco is permitted only in accordance with management’s general or specific authorizations and (v) payments or actions specified in Sections 3.12(c) or 3.12(d) are detected.

(c) Minutes and Share Registers. The minute books and shares registers of the Company, JTF Holdco and Tylee Holdco have been made available to Parent. The minute books of each of the Company, JTF Holdco and Tylee Holdco contain correct and complete records of all meetings held by, and formal action taken by, its stockholders, board of directors and committees of its board of directors. The share registers reflect all transactions in the Capital Stock of the Company, JTF Holdco and Tylee Holdco.

3.6 Financial Statements.

(a) Financial Statements. Section 3.6(a) of the Disclosure Schedule contains accurate copies of financial statements of the Company, JTF Holdco and Tylee Holdco consisting of balance sheets as at December 31, 2014 and September 30, 2015 (the date of the most recent balance sheet being the “Balance Sheet Date”), and the related statements of income, changes in stockholders’ equity, and cash flows for the fiscal year and nine month period then ended, respectively, (including the notes to the statements, the “Financial Statements”).

(b) Presentation. The Financial Statements were prepared from the books and records of the Company, JTF Holdco and Tylee Holdco. Transactions reflected in the Financial Statements were actual and bona fide. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by them. The Interim Statements were prepared in accordance with GAAP on a basis and using principles consistent with the preparation of the Financial Statements, except for the absence of notes required under GAAP and subject to normal and recurring year-end adjustments, the effect of which will not be materially adverse in amount. The Financial Statements fairly present, in all material respects, the financial condition of the Company, JTF Holdco and Tylee Holdco as of their respective dates and the results of operations, changes in stockholders’ equity and cash flows of the Company, JTF Holdco and Tylee Holdco for the indicated periods.

(c) Off-Balance Sheet Items. None of the Company, JTF Holdco or Tylee Holdco is a party to or otherwise involved in any “off-balance sheet arrangement” (as defined in Item 303 of Regulation S-K under the Exchange Act).

3.7 No Change in Certain Financial Policies. Each of the Company, JTF Holdco and Tylee Holdco has maintained the following practices and policies in accordance with prior practice and GAAP, consistently applied: (a) cash management; (b) invoicing and collection of Accounts Receivable; (c) establishment of reserves for uncollectible Accounts Receivable; (d) accrual of Accounts Receivable; (e) Inventory control; (f) prepayment of expenses; (g) accrual and payment of accounts payable; (h) accrual of other expenses; (i) recognition and deferral of revenue, (j) reserves for warranty claims; and (k) acceptance of customer deposits.

3.8 Undisclosed Liabilities. None of the Company, JTF Holdco or Tylee Holdco has any Liability, except for (a) Liabilities reflected or reserved against in the Balance Sheet, and (b) Current Liabilities incurred since the date of the Balance Sheet in the Ordinary Course of Business.

3.9 Absence of Certain Changes or Events. No Material Adverse Change has occurred with respect to the Company, JTF Holdco and Tylee Holdco at any time since the Balance Sheet Date. To the Knowledge of Sellers, no event has occurred or circumstance has arisen at any time since the Balance Sheet Date that, alone or in combination with other events or circumstances (or events or circumstances that are reasonably likely to occur later), would result in a Material Adverse Change with respect to the Company, JTF Holdco and Tylee Holdco. Without limiting the generality of the preceding sentence, since the Balance Sheet Date each of the Company, JTF Holdco and Tylee Holdco has conducted its business in the Ordinary Course of Business and as a going concern and none of the events or actions identified in Section 3.9(a) through 3.9(n) has occurred, except as set forth in Section 3.9 of the Disclosure Schedule.

(a) Dispositions of Assets. None of the Company, JTF Holdco or Tylee Holdco has leased, licensed or disposed of any properties or assets.

(b) Contract Terminations. No Contract existing on the Balance Sheet Date or arising thereafter that was terminated by the Company, JTF Holdco, Tylee Holdco or any other party thereto.

(c) Encumbrances. No Encumbrance has arisen or been imposed on any of the properties or assets of the Company, JTF Holdco or Tylee Holdco.

(d) Capital Expenditures. None of the Company, JTF Holdco or Tylee Holdco has made any capital expenditure (or series of capital expenditures) either totaling more than $10,000 or outside the Ordinary Course of Business.

(e) Investments in Others. None of the Company, JTF Holdco or Tylee Holdco has made any capital investment in or any loan to any Person.

(f) Indebtedness. None of the Company, JTF Holdco or Tylee Holdco has (i) incurred any Indebtedness, or guaranteed, assumed or provided collateral to secure any Indebtedness of another Person or (ii) satisfied any Indebtedness of the Company, JTF Holdco or Tylee Holdco other than amounts accounted for as Current Liabilities when and as due.

(g) Waiver of Claims or Rights. None of the Company, JTF Holdco or Tylee Holdco has cancelled, compromised, waived, or released any rights or claims.

(h) Casualty Losses. None of the Company, JTF Holdco or Tylee Holdco has experienced any damage to or loss of its property (whether or not covered by insurance), or (ii) that has not been properly repaired or replaced.

(i) Compensation Increases, etc. None of the Company, JTF Holdco or Tylee Holdco has provided any bonus or any wage, salary or compensation increase other than in the Ordinary Course of Business to any of its directors, officers or employees, or made any other change in employment terms for any of its officers or other employees.

(j) Employee Plan Changes. None of the Company, JTF Holdco or Tylee Holdco has adopted, modified or terminated any bonus, profit sharing, incentive, severance, or other plan or Contract for the benefit of any of its current or former directors, officers, or employees (or taken any such action with respect to any other Benefit Plan).

(k) No Fundamental Transactions. None of the Company, JTF Holdco or Tylee Holdco has adopted or taken any action in contemplation of any plan of liquidation, dissolution, conversion or merger.

(l) Accounting Principles. None of the Company, JTF Holdco or Tylee Holdco has made any material deviation from any historical accounting principle, procedure or practice followed by it during the periods covered by the Financial Statements or in the method of applying any such principle, procedure or practice.

(m) Asset Valuations. None of the Company, JTF Holdco or Tylee Holdco has written-up, written-down or otherwise revalued any of its assets except to record depreciation and amortization or to revalue assets to the lower of cost or market, each as accounted for in a manner consistent with the Financial Statements.

(n) No Commitments. None of the Company, JTF Holdco or Tylee Holdco has authorized, committed to take or resolved or agreed to take (i) any of the actions described in subsections (a) through (m) of this Section 3.9, or (ii) any action that would be prohibited by Section 8.6 if taken on or after the date of this Agreement.

3.10 Taxes.

(a) Taxes and Tax Returns. Each of the Company, JTF Holdco and Tylee Holdco has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed and such Tax Returns are correct and complete and each of the Company, JTF Holdco and Tylee Holdco has made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. Each of the Company, JTF Holdco and Tylee Holdco has paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(b) Liabilities for Taxes. The Financial Statements fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. No examination of any Tax Return of the Company, JTF Holdco or Tylee Holdco by a Governmental Authority is currently in progress. There is no Legal Proceeding, assessment, reassessment or request for information outstanding or threatened against the Company, JTF Holdco or Tylee Holdco with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes.

(c) Tax Liens. There are no unpaid Taxes due and payable by any of the Company, JTF Holdco or Tylee Holdco or by any other person that are or could become a lien on any asset of, other otherwise adversely affect the business, properties or financial condition of, any of the Company, JTF Holdco or Tylee Holdco.

(d) Waivers. There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by any of the Company, JTF Holdco or Tylee Holdco. The Company has received a Notice of Assessment for the 2014 taxation year. Only the taxation years subsequent to 2012 remain open for the reassessment of Tax.

(e) Withholding and Installments. The Company, JTF Holdco and Tylee Holdco has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(f) GST/HST and Sales Tax Matters. The Company, JTF Holdco and Tylee Holdco has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial Tax Legislation in respect of sales tax, including the Excise Tax Act (Canada) and the British Columbia Provincial Sales Tax Act. The Buyer has been provided with all invoices, purchase orders, and all those other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed under the Excise Tax Act (Canada).

(g) Documents Provided. For each of the Company, JTF Holdco and Tylee Holdco, the Buyer has been provided with copies of all Tax Returns for all financial periods for which the relevant limitation period in any Tax Legislation has not expired, all elections, designations, undertakings, notices of determination of loss, and schedules relating thereto, together with all communications relating thereto from any Governmental Authority under that Tax Legislation, and the response, if any, to that communication. Each of the Company, JTF Holdco and Tylee Holdco has provided to the Buyer true and complete copies of all contracts, minutes, and any other documents relating to any transaction with any person who does not deal at arm’s-length (within the meaning of the Tax Act) which has occurred in any taxation year that remains open for reassessment as indicated above in paragraph (d).

(h) Outstanding Amounts and Reserves. There are no circumstances existing which could result in the application of either sections 78 to 80.04 of the Tax Act or any equivalent provincial Tax Legislation to the Company, JTF Holdco and Tylee Holdco giving rise to an adjustment for Tax purposes.

(i) Transfer Pricing. Each of the Company, JTF Holdco and Tylee Holdco has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and any equivalent provincial Tax Legislation for all transactions involving any nonresident of Canada (for purposes of the Tax Act) with whom the Company, JTF Holdco and Tylee Holdco were not dealing at arm’s length (for purposes of the Tax Act) during a taxation year commencing after 1998 and ending on or before the Closing Date.

(j) Arm’s Length. Each of the Company, JTF Holdco and Tylee Holdco has not acquired property or services from or disposed of property or provided services to, a person with whom it does not deal at arm’s length (for purposes of the Tax Act) for an amount that is other than the fair market value of such property or services, and has not been deemed to have done so for purposes of any Tax Legislation.

(k) Other Jurisdictions. None of the Company, JTF Holdco or Tylee Holdco has received a written claim by any taxing authority in a jurisdiction where of the Company, JTF Holdco or Tylee Holdco do not file income Tax Returns that they are or may be subject to income taxation by that jurisdiction.

(l) Tax Sharing Agreement. None of the Company, JTF Holdco or Tylee Holdco is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity agreement.

(m) Limitation on Tax Benefits. The income Tax Returns of the Company, JTF Holdco and Tylee Holdco, copies of which have been provided to Buyer, accurately set forth the amounts of all losses and Tax credits available to be carried forward, and none of such losses or credits is subject to any limitation under Section 382 or 383 of the Code or any other provision of federal, state or foreign Laws.

(n) FIRPTA. None of the Company, JTF Holdco and Tylee Holdco is, nor has it been at any time during the last five years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

3.11 Authorizations.

(a) Authorizations; Validity. Section 3.11(a) of the Disclosure Schedule identifies each Authorization that is held by the Company, JTF Holdco and Tylee Holdco (the “Held Authorizations”) and the Governmental Authority issuing each Held Authorization.

(i) The Held Authorizations are all of the Authorizations necessary to permit the Company, JTF Holdco and Tylee Holdco to lawfully conduct their businesses in the same manner as they were conducted during the periods covered by the Financial Statements and to permit the Company, JTF Holdco and Tylee Holdco to own and use their properties and assets in the manner currently owned and used. Each of the Held Authorizations is valid and in full force and effect.

(ii) To the Knowledge of Sellers, the Company, JTF Holdco and Tylee Holdco (including employees responsible for regulatory compliance and legal matters), no Law has been enacted that would require at a future effective date any additional Held Authorization or any modification to an existing Held Authorization in order to continue the conduct of the business of the Company, JTF Holdco and Tylee Holdco as conducted since inception.

(iii) None of the Held Authorizations is subject to termination, modification or impairment as a result of the consummation of the Closing or any of the Contemplated Transactions.

(b) Compliance With Authorizations; Maintenance. With respect to each Held Authorization:

(i) each of the Company, JTF Holdco and Tylee Holdco has complied with all of the terms and requirements of the Held Authorization;

(ii) no event has occurred or circumstance exists that could (with or without notice or lapse of time) (A) constitute, or result directly or indirectly in, a violation of or a failure to comply with the Held Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension or termination of, or any modification to, the Held Authorization;

(iii) each of the Company, JTF Holdco and Tylee Holdco has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual or possible violation of or failure to comply with the Held Authorization, or (B) any actual or possible revocation, withdrawal, suspension or termination of, or modification to, the Held Authorization; and

(iv) all applications required to have been filed with a Governmental Authority for the renewal of the Held Authorization have been duly filed, and all other Filings required to have been made with a Governmental Authority with respect to the Held Authorization have been duly made.

3.12 Compliance with Law and Orders.

(a) General Compliance. Each of the Company, JTF Holdco and Tylee Holdco has complied at all times with all Laws and Orders applicable to it or to its properties, assets or business.

(b) Notices of Violation. None of the Company, JTF Holdco or Tylee Holdco has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual or possible violation of or failure to comply with any Law or Order.

(c) Improper Payments and Actions. No current or former director, officer, manager, agent or employee of the Company, JTF Holdco or Tylee Holdco or any other Person acting on their behalf, has: (i) used the corporate funds of the Company, JTF Holdco or Tylee Holdco for unlawful contributions, gifts or entertainment or other unlawful payments relating to political activity; (ii) made a payment to a foreign or domestic government official or employee, or to a foreign or domestic political party or campaign in violation of any Law; (iii) violated the Foreign Corrupt Practices Act; (iv) made to or received from any Person, private or public, regardless of form, whether in money, property or services, a contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain or provide special concessions or for special concessions already obtained or provided, for or concerning the Company, JTF Holdco or Tylee Holdco or any Affiliate of the Company, JTF Holdco or Tylee Holdco or (D) that otherwise was in violation of any Law; or (v) established or maintained a fund or asset that has not been recorded in the books and records of the Company, JTF Holdco or Tylee Holdco.

(d) Trade Laws. The Sellers are aware of Canadian and United States Applicable Laws pertaining to trade, including import and export controls, customs laws, international trade laws, economic sanctions, and anti-corruption or anti-bribery laws (collectively, “Trade Laws”). Each of the Company, JTF Holdco and Tylee Holdco are in compliance with Trade Laws and none of the past acts or omissions of the Company, JTF Holdco and Tylee Holdco would subject the Buyer or any of its Affiliates to any liability or loss.

3.13 Sufficiency of Assets; Title to Personal Property.

(a) Sufficiency. The properties and assets owned or leased by the Company, JTF Holdco and Tylee Holdco, (i) are sufficient for the continued conduct of their businesses in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and as contemplated to be conducted, and (ii) include all assets reflected in the applicable Balance Sheet and all properties and assets acquired since the date of the Balance Sheet, other than properties or assets sold in the Ordinary Course of Business since that date.

(b) Title. Each of the Company, JTF Holdco and Tylee Holdco has good, marketable and valid title to all personal property that it purports to own, free of Encumbrances.

(c) Leased Goods. With respect to personal property that is leased by the Company, JTF Holdco or Tylee Holdco (“Leased Personal Property”), the lessee has a valid leasehold interest in the Leased Personal Property, free of Encumbrances, the ownership interest of the lessor and the lessor’s rights under the lease. All those leases are in full force and effect and constitute valid and binding obligations of each other party to the lease. None of the Company, JTF Holdco or Tylee Holdco nor any other party to such a lease is in breach of such lease.

3.14 Condition of Certain Tangible Assets. All tangible personal property owned or leased by the Company, JTF Holdco and Tylee Holdco is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it currently is used and is intended to be used in the business of the Company, JTF Holdco and Tylee Holdco.

3.15 Real Property. None of the Company, JTF Holdco or Tylee Holdco owns or leases any interest in real property or any option to acquire any interest in real property.

3.16 Legal Proceedings; Claims; Orders.

(a) Affecting the Transaction. No Proceeding is pending and, to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees with responsibility for litigation or risk management matters), none has been threatened or any Claim made against the Sellers, the Company, JTF Holdco, Tylee Holdco or any director, officer or stockholder thereof, that seeks to restrain, prohibit or otherwise challenge the consummation, legality or validity of this Agreement or the Contemplated Transactions, and to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees with responsibility for litigation or risk management matters), no basis exists for any such assertion.

(b) Officers, Directors, etc. No Proceeding is pending, and no Claim has been made, against any current director, officer, stockholder, employee or agent of the Company, JTF Holdco or Tylee Holdco or, to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees responsible for litigation or risk management matters), against any former director, officer, stockholder, employee or agent of the Company, JTF Holdco or Tylee Holdco with respect to which the Company, JTF Holdco or Tylee Holdco has or reasonably could have Liability therefor or an indemnification or expense advancement obligation, and to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees with responsibility for litigation or risk management matters), no basis exists for any such Claim.

(c) Other Proceedings. No Proceeding is pending and, to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees having responsibility for litigation or risk management matters), none has been threatened or any Claim made against the Company, JTF Holdco or Tylee Holdco or any of their properties or assets, and to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees with responsibility for litigation or risk management matters), no basis exists for any such Proceeding.

(d) Orders. No Order exists to which the Company, JTF Holdco or Tylee Holdco or any of their properties or assets is subject.

3.17 Environmental Laws and Related Matters.

(a) Real Properties.

(i) Owner/Operator Status as to Real Property. None of the Company, JTF Holdco or Tylee Holdco has been the “owner or operator” (within the meaning of that term in 42 U.S.C. § 9601) of any real property.

(b) Compliance. Each of the Company, JTF Holdco and Tylee Holdco is and since inception has been in compliance with all applicable Environmental Laws and Asbestos Laws.

(c) Environmental Permits.

(i) Identification. Section 3.17(c)(i) of the Disclosure Schedule identifies each Environmental Permit that is held by the Company, JTF Holdco and Tylee Holdco or that otherwise relates to the business of, or to any of the properties or assets owned or used by, the Company, JTF Holdco and Tylee Holdco, and the Governmental Authority issuing each listed Environmental Permit.

(ii) Adequacy; Validity; Maintenance. The Environmental Permits identified in Section 3.17(c)(i) of the Disclosure Schedule are all of the Environmental Permits necessary to permit the Company, JTF Holdco and Tylee Holdco to lawfully conduct its business in the same manner as it was conducted during the periods covered by the Financial Statements, as conducted since and is contemplated to be conducted, and to permit the Company, JTF Holdco and Tylee Holdco to own and use its properties and assets in the manner currently owned and used. Each such Environmental Permits is valid and in full force and effect. All applications required to have been filed by the Company, JTF Holdco and Tylee Holdco with a Governmental Authority for the renewal of an Environmental Permit have been duly filed, and all other Filings required to have been made by the Company, JTF Holdco and Tylee Holdco with respect to each Environmental Permit have been duly made.

(iii) [Reserved].

(iv) No Effect from Transaction. None of the Environmental Permits of the Company, JTF Holdco and Tylee Holdco is subject to termination, modification or impairment as a result of the consummation of the Closing or any of the Contemplated Transactions.

(v) No Violations. Each of the Company, JTF Holdco and Tylee Holdco, at all times since inception, has complied with all of the terms and requirements of its Environmental Permits. To the Knowledge of the Sellers, no event has occurred since inception or circumstance exists that would, with or without notice or lapse of time (or both), (A) constitute, or result directly or indirectly in, a violation of or a failure to comply with an Environmental Permit of the Company, JTF Holdco and Tylee Holdco or (B) result directly or indirectly in the revocation, withdrawal, suspension or termination of, or any modification to, any Environmental Permit of the Company, JTF Holdco and Tylee Holdco. None of the Company, JTF Holdco or Tylee Holdco has received, and no applicable Company Predecessor received, at any time since inception any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) an actual violation of or failure to comply with an Environmental Permit or (B) an actual revocation, withdrawal, suspension or termination of, or modification to, an Environmental Permit.

(d) Environmental Claims. No Environmental Claim has been made or is pending against the Company, JTF Holdco or Tylee Holdco. To the Knowledge of Sellers or the directors or officers (or employees responsible for environmental, health and safety or litigation matters) of the Company, JTF Holdco or Tylee Holdco, no Environmental Claim has been threatened against the Company, JTF Holdco or Tylee Holdco.

(e) Assumption of Liability. None of the Company, JTF Holdco or Tylee Holdco is responsible, by operation of law or otherwise, for any Liability or obligation of any other Person arising under or relating to Environmental Laws or Asbestos Laws, including any obligation for any Remedial Action.

(f) Provision of Information.

(i) Sellers have identified in Section 3.17(f)(i) of the Disclosure Schedule, and have delivered to Buyer an accurate and complete copy of, each written Environmental Assessment (including drafts) in the possession of Sellers, the Company, JTF Holdco or Tylee Holdco or any of their Affiliates, or that has been made by, on behalf of or at the direction of Sellers or the Company, JTF Holdco or Tylee Holdco or, to the Knowledge of Sellers, by any other Person and that is in the possession of such other Person (such as agents, consultants, counsel or lenders), that (A) concerns compliance with Environmental Laws or Asbestos Laws by Sellers, the Company, JTF Holdco or Tylee Holdco, or (B) pertains to any condition that could lead to any Environmental Claim against or Liability of the Company, JTF Holdco or Tylee Holdco under Environmental Laws or Asbestos Laws.

(ii) None of the Sellers or the Company, JTF Holdco or Tylee Holdco or any of their Affiliates (or their legal counsel, at their direction) has engaged any Person to undertake an investigation within the scope described in subsection (i) of this Section 3.17(f) that has resulted in a written report issued and listed in Section 3.17(f)(i) of the Disclosure Schedule. To the Knowledge of Sellers, the directors or officers (or employees responsible for environmental, health and safety compliance or litigation matters) of the Company, JTF Holdco or Tylee Holdco, no other Environmental Assessment of any of the Real Property, any Facility or Other Company Property exists and no Person has investigated any such property with respect to Environmental Conditions or the presence of Asbestos but has not issued a written report.

(iii) Section 3.17(f)(iii) of the Disclosure Schedule identifies each policy of insurance applicable to Environmental Liability exposure of the Company, JTF Holdco or Tylee Holdco.

(g) The execution of this Agreement or any other Transaction Document on the communications of any of the Contemplated Transactions will require any (i) Remedial Action, (ii) notice to, Consent of, or Authorization from, any Person pursuant to any Environmental law, Environmental Law of or other applicable Law or (iii) requires any action under an Environmental Property Transfer Act.

(h) Exclusivity. Except for the representations regarding the ownership of real property in Section 3.17, the representations and warranties in this Section 3.17 are the only representations and warranties of Sellers with respect to Environmental Laws or Asbestos Laws, including Environmental Claims and Environmental Liabilities.

3.18 Intellectual Property. None of the Company, JTF Holdco or Tylee Holdco owns, leases, licenses or otherwise has any interest in any material copyright, mark, patent, software or other material proprietary information rights or infringes or otherwise utilizes any intellectual property in violation of the rights of any Person or Law.

3.19 Employees.

(a) Employee List. Section 3.19(a) of the Disclosure Schedule contains a correct and complete list containing the following information for each person who will become an employee of Parent or a subsidiary of Parent upon Closing, including each employee on leave of absence or layoff status (with benefit accruals or credits, as of the most recent month-end): (i) employer; (ii) name; (iii) vacation accrued; (iv) service credited for purposes of vesting and eligibility to participate under any pension benefit Plan or under any other benefit plan, (v) the base compensation of each employee and (vi) for each employee who has a target or other bonus for the current fiscal year, the target or other bonus amount and a description of the criteria on which a bonus is determined. At the Effective Time, there will be no compensation due and owing to any employee, officer or director of the Company, JTF Holdco or Tylee Holdco. JTF Holdco and Tylee Holdco have no employees and have never had any employees.

(b) Contracts. Section 3.19(b) of the Disclosure Schedule identifies each employment Contract, employment letter, consulting Contract or severance Contract (including any related incentive contract) to which the Company, JTF Holdco and Tylee Holdco or any persons who will become employees of Parent or a subsidiary of Parent upon Closing is a party. Sellers have provided to Parent correct and complete copies of each such Contract, if any.

(c) Directors. Section 3.19(c) of the Disclosure Schedule contains a correct and complete description of (i) all compensation arrangements with any current or former director of the Company, JTF Holdco and Tylee Holdco, (ii) the rights of any current or former director of the Company, JTF Holdco and Tylee Holdco under any Benefit Plan, (iii) all indemnification agreements or policies applicable to any current or former director or officer of the Company, JTF Holdco and Tylee Holdco, and (iv) all insurance policies held by Sellers (or a Seller Affiliate) or the Company, JTF Holdco and Tylee Holdco for the benefit of any current or former director or officer of the Company, JTF Holdco and Tylee Holdco.

(d) Employee or Director Restrictions. No employee or director of the Company, JTF Holdco or Tylee Holdco or any person who will become an employee of Parent or a subsidiary of Parent upon Closing is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement with any Person or is subject to any Order that in any way adversely affects or will affect (i) the performance of such Person’s duties for the Company, JTF Holdco and Tylee Holdco, or (ii) the ability of the Company, JTF Holdco and Tylee Holdco to conduct its business in the same manner as it was conducted during the periods covered by the Financial Statements, as currently conducted.

(e) Continuation. To the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco, no officer or other employee of the Company or any persons who will become employees of Parent or a subsidiary of Parent upon Closing has indicated an intent to terminate employment following the Effective Time.

(f) Policies. Section 3.19(f) of the Disclosure Schedule identifies all personnel policies, rules or procedures applicable to employees of the Company. Any policies identified in the Disclosure Schedule are set forth in writing, and Sellers or the Company have provided to Parent correct and complete copies of them.

(g) Workers’ Compensation. Section 3.19(g) of the Disclosure Schedule contains a description of the workers’ compensation claims experience since inception, as well as any injury to or illness of any employee named on Section 3.19(a) of the Disclosure Schedule or of which the Sellers, the Company, JTF Holdco or Tylee Holdco (or employees having responsibility for personnel matters) has Knowledge that could become the subject of a workers’ compensation claim.

3.20 Labor Relations; Compliance.

(a) Compliance. The Company, JTF Holdco and Tylee Holdco and each employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing has complied with applicable Laws relating to the employment of personnel or the provision of labor, including those pertaining to equal employment opportunity, federal, provincial and state prohibitions of discrimination, harassment and retaliation, the Americans

With Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Fair Labor Standards Act of 1938, as amended, state wage and hour and payment laws, provincial employment standards legislation, privacy, workers’ compensation, occupational safety and health, promotion, and the establishment, maintenance or termination of benefits of any employee or other Person. The Company and each such employer will have paid all bonuses accrued to such employees as of Closing. The Company and each such employer will have properly accrued all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, overtime, sick days or sick pay due such employees as of Closing. Section 3.20(a) of the Disclosure Schedule sets forth the date of hire or seniority of each employee of Advisor and each other person who will become an employee of Parent or a subsidiary of Parent upon Closing.

(b) Notices. The Company, JTF Holdco and Tylee Holdco and each employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing has filed, posted or provided all reports, information and notices as required under applicable Laws with regard to the hiring, hours, wages, occupational safety and health, workers’ compensation, employment, equal employment opportunity and anti-discrimination policies, employment conditions, harassment, promotion, termination of employment and/or benefits, privacy and other terms or conditions of employment.

(c) Records. The Company, JTF Holdco and Tylee Holdco and each employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing has maintained the records required under applicable Laws with regard to hiring, hours, wages, occupational safety and health, workers’ compensation, employment eligibility, equal employment opportunity, anti-discrimination, privacy and other terms and conditions of employment.

(d) Unions. The Company, JTF Holdco and Tylee Holdco and each employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing has not been a party to a collective bargaining agreement or a relationship with a labor union, or agreed to recognize any labor union. No labor union or group of employees (current or former) has filed any certification application, representation petition with, or made any written or oral demand for recognition upon, the Company, JTF Holdco and Tylee Holdco or any employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing. To the Knowledge of the Sellers and the Company, JTF Holdco and Tylee Holdco (including employees having responsibility for labor relations matters) no union organizing, certification or decertification effort has occurred or has been threatened.

(e) Strikes; Lockouts. No labor strike, work stoppage, slowdown or other labor dispute affecting employees of the Company or any employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing has occurred and to the Knowledge of the Sellers and the Company, JTF Holdco and Tylee Holdco (including employees having responsibility for litigation or labor relations matters), none has been threatened. No basis exists for any such action. There is no lockout of employees in effect and no lockout is contemplated.

(f) Claims. There is no Order, or any pending employment-related charge, complaint, grievance, Claim or Proceeding of any kind, relating to hiring, wages, discrimination, family medical leave, retaliation, harassment, working conditions or labor policies, or relating to an alleged violation of Law or breach of Contract pertaining to employees of or employment by the Company, JTF Holdco or Tylee Holdco or any employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing and, to the Knowledge of Sellers, the Company, JTF Holdco and Tylee Holdco (including employees having responsibility for litigation or labor relations matters), none has been threatened. No basis exists for any such assertion.

(g) Immigration Laws. The Company, JTF Holdco and Tylee Holdco have complied with the requirements of applicable immigration Laws, including the Immigration and Refugee Protection Act, S.C. 2001, c.27, the Immigration Reform and Control Act of 1986, as amended, and all related regulations and all Executive Orders in effect regarding (i) the employment in the U.S. of persons who are not citizens of the U.S. and (ii) the employment in Canada of persons who are not citizens of Canada. Section 3.20(g) of the Disclosure Schedule (i) contains a list of each employee of the Company working in the U.S. who is not a U.S. citizen and/or working in Canada who is not a citizen of Canada and (ii) describes for each the Authorization under which the employee is permitted to work in the U.S. and/or Canada (as the case may be). The Sellers have provided to Parent a correct and complete copy of each policy of the Company, JTF Holdco and Tylee Holdco pertaining to the confirmation of the identity of an employee, the immigration status of the employee and the confirmation of the employee’s right to work in the U.S. or Canada (as the case may be), as well as a description of all internal controls pertaining to those determinations. All employees of the Company, JTF Holdco and Tylee Holdco who are performing services for the Company, JTF Holdco and Tylee Holdco in the U.S. (i) are legally able to be employed and perform the services they are performing in the country in which they are employed and (ii) will be able to continue to perform such services in that country in which they are currently employed following the Closing, for the time period applicable to their current status and applicable Authorization, without further action by the Company, JTF Holdco or Tylee Holdco or any further Authorization. Section 3.20(g) of the Disclosure Schedule identifies any Contract that the Sellers or the Company or any employer of any employee who will become an employee of Parent or a subsidiary of a Parent upon Closing has had with any Person by which the Person or its agent or Affiliate was engaged to provide employees, whether as employees or independent contractors.

(h) Disability Claims. Section 3.20(h) of the Disclosure Schedule contains a description of all employees who are currently on a medical leave of absence and/or in receipt of short- or long-term disability benefits, as well as any employee named on Schedule 3.9(a) of the Disclosure Schedule or of which the Sellers, the Company, JTF Holdco or Tylee Holdco (or employees having responsibility for personnel matters) has Knowledge that could file a claim for short- or long-term disability benefits.

3.21 Employee Benefit Plans.

(a) Definitions. For the purposes of this Agreement, the following definitions apply:

(i) “Company Benefit Plan” means any Employee Benefit Plan to which the Company, JTF Holdco, Tylee Holdco or any ERISA Affiliate (x) is a party, a sponsor or a fiduciary (y) is bound or (z) has any obligation to make payments or contributions and that provides benefits to any current or former employee or director of the Company or their dependents or beneficiaries.

(ii) “Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any pension, retirement, savings, disability, medical, dental, health, life (including any life insurance policy as to which an employer is the owner or a beneficiary), death benefit, group insurance, profit sharing, deferred compensation, executive compensation, fringe benefit, perquisite, stock option, stock purchase, performance share, stock appreciation or other equity-based compensation, bonus, incentive, performance pay, loan or loan guarantee, plant closing, change in control, vacation pay, paid time off, leave of absence, severance pay, Code Section 125 “cafeteria” or “flexible benefit” plan, workers’ compensation or other employee benefit plan or program, trust, arrangement, contract, agreement, policy or commitment.

(iii) “ERISA Affiliate” means any trade or business, whether or not incorporated that together with either the Company, JTF Holdco or Tylee Holdco is or was treated as a single employer under Section 414 of the Code.

(iv) “Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA.

(b) Disclosure. Section 3.21(b) of the Disclosure Schedule identifies each Company Benefit Plan, regardless of whether the Company Benefit Plan is funded, insured or self-funded, and whether written or oral. As to each Company Benefit Plan that is not written, Section 3.21(b) of the Disclosure Schedule also contains a correct and complete description of the plan and identifies the nature of all obligations or Liabilities of the Company, JTF Holdco, Tylee Holdco or any ERISA Affiliate with respect to the plan. None of the Sellers, the Company, JTF Holdco, Tylee Holdco or any ERISA Affiliate has made any commitment to create, or communicated any intention to create, any additional Company Benefit Plan or to amend any Company Benefit Plan.

(c) Plan Documents. The Company has delivered to Buyer correct and complete copies of:

(i) each Company Benefit Plan, including all amendments, all summary plan descriptions and other summaries of the Company Benefit Plan;

(ii) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to a Company Benefit Plan;

(iii) the most recent determination letter issued by the IRS with respect to each Company Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters;

(iv) the two most recent actuarial valuation reports for each Company Benefit Plan for which an actuarial valuation report has been prepared;

(v) the three most recent annual reports (IRS Form 5500 Series), including all schedules to the reports, if applicable, filed with respect to each Company Benefit Plan;

(vi) the most recent plan audits, financial statements and accountant’s opinion (with footnotes) for each Company Benefit Plan;

(vii) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information and insurance premiums for each Company Benefit Plan; and

(viii) all correspondence with Governmental Authorities concerning any Company Benefit Plan (other than as previously referenced above).

(d) Operation. Each Company Benefit Plan has been operated, administered and documented in compliance with its terms, the terms of any applicable collective bargaining agreement, and the applicable requirements of ERISA, the Code and any other Law (including related regulations and rulings). No Proceeding by any Governmental Authority is pending and, to the Knowledge of Sellers, JTF Holdco and Tylee Holdco, none has been threatened, regarding any Company Benefit Plan. No party dealing with any Company Benefit Plan has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or has committed any breach of fiduciary duty.

(e) Tax Qualifications. Each Company Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified, in form and operation, and has received a favorable determination letter from the IRS stating that (i) the Plan meets all the requirements of the Code as of the date stated in the application for the letter and (ii) any trust or trusts associated with the plan are tax exempt under Section 501(a) of the Code. No event has occurred that could result in the qualified status under Section 401(a) of the Code of any such tax qualified Company Benefit Plan being denied or revoked, whether retroactively or prospectively, by the IRS. All amendments to the Company Benefit Plans that were required to be made to maintain the continued qualified status of such Company Benefit Plans under Section 401(a) of the Code have been timely made.

(f) Payment Claims. All benefits due under each Company Benefit Plan have been timely paid. There are no Proceedings pending, Claims made (other than routine claims for benefits), or Orders in effect with respect to the Company Benefit Plans against the Company, JTF Holdco, Tylee Holdco, any ERISA Affiliate or any fiduciary responsible for a Company Benefit Plan and, to the Knowledge of Sellers, JTF Holdco and Tylee Holdco, none has been threatened. No fact or condition exists that could subject the Company, JTF Holdco, Tylee Holdco, any ERISA Affiliate or any fiduciary responsible for a Company Benefit Plan to any Liability (other than routine claims for benefits) under the terms of any Company Benefit Plan or applicable Law.

(g) Provision for Payments. All contributions and payments to or with respect to each Company Benefit Plan have been timely made and each of the Company, JTF Holdco, Tylee Holdco and any ERISA Affiliates has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Company Benefit Plan or related arrangement, document or applicable Law. No Company Benefit Plan has unfunded accrued benefits that are not fully reflected in the Financial Statements.

(h) Health Plans. All Company Benefit Plans that are group health plans, including health care flexible spending accounts, have been operated in compliance with the requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, to the extent those requirements are applicable, and other applicable Law.

(i) Payment Sources. The benefits to be provided to participants under each Welfare Plan are to be provided exclusively from the general assets of the Acquired Companies or through insurance contracts, or both. No trust intended to be exempt from taxation under Section 501(c)(9) of the Code is maintained with respect to any Welfare Plan.

(j) Retiree or Severance Benefits. No Company Benefit Plan provides, or has any Liability to provide, retirement benefits or deferred compensation under any nonqualified plan, salary continuation, severance pay, or any benefit pursuant to a Welfare Plan, including life insurance or medical benefits, to (i) any employee, officer or director or former employee, officer or director upon retirement or other termination of employment, with the exception of former employees and their qualified beneficiaries entitled to continuation of group health coverage as required under COBRA or any similar state Law. None of the Company, JTF Holdco, Tylee Holdco or any ERISA Affiliate has ever represented or promised to any current or former employee, officer or director or other individual that any of the benefits described in this Section 3.21(j) would be provided.

(k) Plan Amendment. Each Company Benefit Plan can be amended or terminated at any time without approval from any Person, without advance notice and without any Liability other than for benefits accrued prior to such amendment or termination. None of the Company, JTF Holdco, Tylee Holdco or any ERISA Affiliate has any obligation, by Contract or otherwise, to increase any benefits under any Company Benefit Plan or to adopt any new Company Benefit Plan.

(l) FAS 106. To the Knowledge of the Sellers, no unbooked Liability of the Company, JTF Holdco or Tylee Holdco exists that is, or should be, accounted for by the Company in accordance with Financial Accounting Standards No. 106 (a “FAS 106 Liability”). Section 3.21(l) of the Disclosure Schedule sets forth the amount of any FAS 106 Liability that has been booked.

(m) FAS 112. To the Knowledge of the Sellers, no unbooked Liability of Company, JTF Holdco or Tylee Holdco exists that is, or should be, accounted for by the

Acquired Companies in accordance with Financial Accounting Standards No. 112 (a “FAS 112 Liability”). Section 3.21(m) of the Disclosure Schedule sets forth the amount of any FAS 112 Liability that has been booked.

(n) Effect of Transaction. The execution of this Agreement and the other Transaction Agreements, and the consummation of the Contemplated Transactions, will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, deemed satisfaction of goals or conditions, distribution, new or increased benefits or obligation to fund benefits or make any contribution to any trust, with respect to any employee, officer or director of Company, JTF Holdco or Tylee Holdco or any ERISA Affiliate. The only Company Benefit Plan providing severance or similar benefits in the event of a change in control of the Company are the agreements and policies specifically identified in Section 3.21(n) of the Disclosure Schedule.

(o) Pension Plans. No Company Benefit Plan is subject to Title IV of ERISA or the minimum funding requirements of ERISA or the Code. Neither the Company, JTF Holdco nor Tylee Holdco have any liability or contingent liability under Title IV of ERISA with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA previously mentioned by, or contributed to, the Company, JTF Holdco, Tylee Holdco or any ERISA Affiliate.

(p) Parachute Payments. There are no agreements that will provide payments to any officer, employee or highly compensated individual that (i) will be “parachute payments” under Sections 280G or 4999 of the Code for which the Company would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code.

3.22 Contracts.

(a) Identification. Section 3.22(a) of the Disclosure Schedule contains a list of each Contract to which the Company, JTF Holdco and Tylee Holdco is a party or is subject, or by which any of its properties or assets is subject (the “Contracts”).

(b) Copies. Sellers have delivered to Parent or have made available in an online data room a correct and complete copy of each written Contract and a written summary setting forth the terms and conditions of each oral Contract. Each written Contract provided by Sellers contains the entire terms of the agreement between the parties to it.

(c) Benefit. Each Contract is legal, valid, binding, enforceable and in full force and effect as to each party to it.

(d) No Breach. None of the Company, JTF Holdco or Tylee Holdco is in breach, and to the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco, no other party thereto is in breach, of any Contract. None of the Company, JTF Holdco or Tylee Holdco has given notice to or received notice from any Person relating to any alleged or potential breach of a Contract that has not been cured. No event has occurred that, with or without the giving of notice or lapse of time (or both) might result in a breach of a Contract by the Company, JTF Holdco or Tylee Holdco, or give any Person the right (i) to declare a breach or obtain any remedy thereunder; (ii) to accelerate the maturity, performance or payment of any obligation of the Company, JTF Holdco or Tylee Holdco thereunder, (iii) to make operative any provision that varies the rights or obligations of the Company, JTF Holdco or Tylee Holdco from those that would apply if the event had not occurred, or (iv) to cancel, terminate or modify the Contract.

3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule identifies all checking accounts, savings accounts, custodial accounts, escrow accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by or on behalf of the Company, JTF Holdco or Tylee Holdco with any depositary, and sets forth the identity of each Person with signature or electronic transaction authority for the account.

3.24 Powers of Attorney. There are no outstanding and effective powers of attorney executed on behalf of the Company, JTF Holdco or Tylee Holdco in favor of any Person.

3.25 Insurance.

(a) Listing. Section 3.25 of the Disclosure Schedule contains (i) a correct and complete list and an adequate description of all insurance policies covering the Company, JTF Holdco or Tylee Holdco or their properties or assets currently in force (the “Insurance Policies”), (ii) a statement of the aggregate amount of claims paid out, and claims pending, under each Company Insurance Policy, and (iii) a description of risks that the Company, JTF Holdco and Tylee Holdco has designated as being self-insured. All Insurance Policies and policies in force prior to the date of this Agreement provide for coverage of claims on an “occurrence basis.”

(b) [Reserved].

(c) Validity. The Insurance Policies are in full force and effect. All premiums due have been paid by the Company, JTF Holdco and Tylee Holdco, and the Company, JTF Holdco and Tylee Holdco are otherwise in compliance in all respects with the terms and provisions of such policies.

(d) No Denials. None of the Company, JTF Holdco or Tylee Holdco has ever been denied a policy of insurance or an endorsement to a policy of insurance for which it has applied. None of the Company, JTF Holdco or Tylee Holdco has received any notice of cancellation or nonrenewal of any Insurance Policy, and the termination of any policy has not been threatened. No Claim is pending under any Insurance Policy as to which coverage has been questioned, denied or disputed. None of the Company, JTF Holdco or Tylee Holdco has received written notice from any insurance carrier that insurance premiums will be increased in the future or that insurance coverage presently provided will not be available to the Company, JTF Holdco or Tylee Holdco upon expiration of the policy term on substantially the same terms as now in effect.

(e) No Retroactivity. None of the Insurance Policies provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company, JTF Holdco or Tylee Holdco.

3.26 Computer and Technology Security. Each of the Company, JTF Holdco or Tylee Holdco has taken all reasonable steps to safeguard its Systems, including the implementation of procedures to ensure that the Systems are free from any disabling code or instruction, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine or hardware component that permits unauthorized access to or disablement of the Systems, or the unauthorized capture or erasure of data. Except as set forth in Section 3.26 of the Disclosure Schedule, there have been no suspected unauthorized attempts to gain access to any component of the Systems. To the Knowledge of the Sellers, the Company, JTF Holdco and Tylee Holdco (including employees responsible for information technology systems and functions), there has been no successful unauthorized intrusion or breach of the security of the Systems.

3.27 Certain Affiliate Business Relationships. None of the Sellers or Seller Affiliates, their directors, officers or employees, or the directors, officers or employees of the Company, JTF Holdco and Tylee Holdco (i) has been involved in any business arrangement or relationship with the Company, JTF Holdco or Tylee Holdco other than as described in Section 3.27 of the Disclosure Schedule, or (ii) owns any material property that is used in the business of the Company, JTF Holdco or Tylee Holdco. No Seller or any Seller Affiliate is a party to any Contract with, or has any claim or right against, the Company, JTF Holdco or Tylee Holdco. None of the Sellers or Seller Affiliates provides support or other services to the Company, JTF Holdco or Tylee Holdco other than as described in Section 3.27 of the Disclosure Schedule.

3.28 Brokerage Fees. None of the Company, JTF Holdco or Tylee Holdco has any Liability to pay any fee or commission, or to provide any other thing of value, to any Seller or Seller Affiliate, or any Brokerage Fees related to the execution of this Agreement, completion of the Purchase or the consummation of any Contemplated Transaction.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in Article II and this Article III (including the related portions of Disclosure Schedule), none of Sellers, the Company, or any other Person has made or makes, and Sellers expressly disclaim, any other express or implied representation or warranty (including with respect to merchantability or relating to title; non-infringement, possession, or quiet enjoyment; or fitness for any particular purpose) or advice, either written or oral, on behalf of Sellers or the Company, including any representation or warranty or advice as to the accuracy or completeness of any information regarding any Seller or the Company furnished or made available to Buyer and its Representatives (including any information, documents, or materials made available to Buyer in any data room, management presentations, or in any other form in expectation of the Contemplated Transactions) or as to the future revenue, projection, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

BUYER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES

Buyer and Parent represent and warrant to the Sellers as set forth in this Article IV.

4.1 Organization; Power.

(a) Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent has full corporate power and authority necessary to own, lease and operate its properties and assets and to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which Parent is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to Parent under its Organizational Documents and applicable Laws.

(b) Buyer is a limited company, duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Buyer has full limited liability company power and authority necessary to own, lease and operate its properties and assets and to conduct its business as currently conducted, to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which Buyer is or is to become a party pursuant to this Agreement and to consummate the Contemplated Transactions, in accordance with all requirements applicable to Buyer under its Organizational Documents and applicable Laws.

4.2 Authorization of Agreements; Enforceability.

(a) Authorization. Buyer and Parent have duly authorized the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Buyer or Parent is or is to become a party and the consummation of the Contemplated Transactions.

(b) Enforceability. This Agreement, assuming the due execution and delivery of it by the other parties hereto, is the valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies. Each other Transaction Agreement to which Buyer or Parent is or is to become a party, when executed and delivered by them, and assuming the due authorization, execution and delivery of that Transaction Agreement by the other parties to that agreement, will constitute the valid and binding obligation of Buyer or Parent, enforceable against Buyer or Parent in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

4.3 Issuance of Parent Common Stock. The issuance of the Parent Common Stock to Sellers as payment of the Purchase Price has been duly authorized by all necessary corporate action and upon issuance in accordance with the terms of this Agreement, such Parent Common Stock will be validly issued, fully paid and nonassessable.

4.4 Brokerage Fees. Neither Buyer nor Parent has any obligation for Brokerage Fees related to the execution of this Agreement, completion of the Purchase or the consummation of any Contemplated Transaction.

ARTICLE V

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of the Parties to take the actions required of them at the Closing are subject to the condition that, at or prior to the Closing, there must not be in effect any Order, whether temporary, preliminary or permanent, issued by any Governmental Authority enjoining, preventing or prohibiting the consummation of the Closing of the Purchase or any of the Contemplated Transactions. There must not be any Law in effect that makes the consummation of the Purchase or any of the Contemplated Transactions in accordance with any Transaction Agreement illegal.

ARTICLE VI

CONDITIONS TO BUYER’S AND PARENT’S OBLIGATION TO CLOSE

Buyer’s and Parent’s obligation to complete the Purchase and to take the other actions required to be taken by Buyer and Parent at the Closing is subject to the satisfaction (or a waiver by them in writing), at or prior to the Closing, of each of the conditions set forth in this Article VI.

6.1 Accuracy of the Company’s, the Sellers’, JTF Holdco’s, Tylee Holdco’s and the Company Management’s Representations and Warranties.

(a) Each of the representations and warranties of the Company, the Sellers, JTF Holdco, Tylee Holdco and Company Management made in this Agreement, considered individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date.

(b) Disclosures made in any supplement to the Disclosure Schedule will be disregarded and of no effect for the purposes of this Section 6.1, subject to the provisions of Section 8.10(b).

6.2 Sellers’ Performance. The Sellers must have complied with all of their obligations in this Agreement with which the Sellers are required to comply at or prior to the Closing. Disclosures made in any supplement to the Disclosure Schedule will be disregarded for the purposes of this Section 6.2.

6.3 Other Deliveries. The Sellers must have delivered the following to Parent:

(a) a certificate duly executed by the Sellers representing to Parent that each of the conditions stated in Section 6.1 regarding representations and warranties is satisfied in all respects (without giving effect to supplements to the Disclosure Schedule that were delivered to Parent by the Sellers in accordance with Section 12.1); and

(b) a certificate duly executed by the Sellers representing to Parent that the conditions stated in Section 6.2 regarding compliance with obligations are satisfied in all respects (without giving effect to supplements to the Disclosure Schedule that were delivered to Parent by the Sellers in accordance with Section 12.1);

(c) each of the other documents to be delivered by the Sellers under Article I; and

(d) evidence satisfactory to Parent of the completion of the matters addressed in Section 8.7, Section 8.8 and Section 8.13.

6.4 No Proceedings; Orders; Restrictive Authorizations.

(a) Proceedings. There must not be an existing or threatened Proceeding or Claim against the Sellers, the Company, JTF Holdco, Tylee Holdco, Buyer, Parent or any of their respective officers, directors or stockholders:

(i) that involves any challenge to, or seeks damages or other relief in connection with, this Agreement or any Contemplated Transaction; or

(ii) that seeks to interfere with any of the Contemplated Transactions or to impose any limitation on the Purchase or restrictions on the right to own or use (directly or indirectly) any portion of the properties or assets of the Company, JTF Holdco and Tylee Holdco.

(b) Orders. There must not be any Order in effect that would have any of the results specified in Section 6.4(a).

(c) Authorizations. The issuance or effectiveness of any Authorization required under this Agreement must not be conditioned on any actions, inactions or other restrictions.

6.5 No Claim Regarding Share Ownership or the Purchase Price. Except for matters resolved in a manner satisfactory to the independent directors of Parent in their absolute discretion, there must not have been a Claim made or Proceeding commenced, or any threat thereof, by any Person asserting that the Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of or direct the voting of, any of the Gibralt and Maretic Shares, the JTF Shares or the Tylee Shares, or (b) is entitled to any of the Purchase Price.

6.6 No Material Adverse Change. No Material Adverse Change, or any event or circumstance that, individually or when combined with other events or circumstances (or events or circumstances that are reasonably likely to occur later), would be likely to result in a Material Adverse Change, must have occurred since the date of this Agreement.

6.7 Releases. Each of the Sellers and directors and officers of the Company, JTF Holdco and Tylee Holdco must have delivered to Parent a duly executed release in the form of Exhibit A.

6.8 Employment Agreements and Letters. Each of the persons named on Schedule 6.8 shall have delivered to Parent a duly executed employment agreement in the form of Exhibit A or an employment letter in a form satisfactory to Parent as set forth on Section 6.8 of the Disclosure Schedule. The Parties agree that the aggregate annual base cash compensation payable to all of the persons named on Schedule 6.8 for the first twelve (12) months following Closing, exclusive of any bonuses that may be awarded or compensation changes approved by the Compensation Committee of the Board of Directors of Parent, in its sole discretion, will not exceed $2,040,000.

6.9 Noncompetition Agreements. Each of the persons named on Section 6.9 of the Disclosure Schedule must have delivered to Parent a duly executed Non-Compete Agreement in the form of Exhibit C.

6.10 Resignations. Parent must have received the resignations, effective as of the Closing, of each director and officer of the Company, JTF Holdco and Tylee Holdco.

6.11 Other Documents. The Sellers must have provided other documents within the control of a Seller, the Company, JTF Holdco and Tylee Holdco that Parent reasonably requests for the purpose of (a) confirming the accuracy of any of the Sellers’ and Company Management’s representations and warranties, (b) confirming the compliance by any Seller with any obligation required to be complied with by a Seller prior to the Closing, (c) evidencing the satisfaction of any condition referred to in this Article VI, or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.12 Satisfactory Performance. All actions to be taken by the Sellers in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments and other documents required to effect the Contemplated Transactions must be reasonably satisfactory to the independent directors of Parent in all respects.

6.13 Proposed Change in Law. A Law must not have been introduced that, if enacted, (a) could make the consummation of any of the Contemplated Transactions in accordance with any applicable Transaction Agreement illegal, or (b) could cause Parent or any Parent Affiliate to suffer any material adverse consequence as a result of this Agreement or any Contemplated Transaction.

6.14 Continuance into British Columbia. The sellers must have effected the continuance of the Company into British Columbia pursuant to Section 303 of the Business Corporations Act (British Columbia).

6.15 Termination of Administration Agreement. The Administration Agreement dated April 21, 2014 between the Company and Second City Capital II Corporation shall have been terminated in form satisfactory to the Independent Directors.

ARTICLE VII

CONDITIONS TO THE SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to complete the Purchase and to take the other actions required to be taken by them at the Closing is subject to the satisfaction (or a waiver by the Sellers in writing), at or prior to the Closing, of each of the conditions set forth in this Article.

7.1 Buyer’s and Parent’s Representations and Warranties. Each of the representations and warranties of Buyer and Parent made in this Agreement, considered individually and collectively, must have been accurate as of the date of this Agreement, and must be accurate as of the Closing Date as if made on the Closing Date.

7.2 Buyer’s and Parent’s Performance. Buyer and Parent must have complied with all of their obligations in this Agreement with which they are required to comply at or prior to the Closing.

7.3 Other Deliveries. Parent must have delivered to the Sellers:

(a) a certificate duly executed by Parent representing to the Sellers that each of the conditions in Section 7.1 and in Section 7.2 is satisfied in all respects; and

(b) the other documents required from Parent under Section 1.7.

ARTICLE VIII

CERTAIN COVENANTS

8.1 Access. (a) For the purpose of making the investigation of the Company and its business that the independent directors of Parent desire to make, each of the Sellers will permit, and Sellers will cause the Company, JTF Holdco and Tylee Holdco to permit, the independent directors of Parent and their Representatives and Parent’s prospective lenders and their Representatives (the “Parent Group”), at all reasonable times and in a manner that will not unreasonably interfere with the normal business operations of the Company, JTF Holdco and Tylee Holdco:

(i) to review and obtain copies of all books, records (including Tax records and Tax Returns), Contracts and other documents of or pertaining to the Company, JTF Holdco and Tylee Holdco; and

(ii) to discuss the business of the Company, JTF Holdco and Tylee Holdco with members of management, officers, directors and employees of, and advisors to and counsel and accountants for, the Company, JTF Holdco and Tylee Holdco, and to obtain the financial, operating or other information regarding the Company, JTF Holdco and Tylee Holdco as the Parent Group reasonably requests.

(b) Cooperation. The Sellers will instruct the Company, JTF Holdco and Tylee Holdco and their employees and the Representatives of the Sellers and the Company, JTF Holdco and Tylee Holdco to cooperate with the Parent Group in connection with the investigation pursuant to this Section 8.1.

8.2 Satisfaction of Conditions.

(a) Efforts. In addition to all other obligations undertaken elsewhere in this Agreement, each Party will use Reasonable Efforts to cause the conditions in Article V, Article VI and Article VII to be satisfied (subject to any limitations on a Party’s duties stated in those Articles or in this Article VIII) and to consummate the transactions contemplated by this Agreement in a timely manner and before the Expiration Date.

(b) Internal Proceedings. The Sellers will effect or cause to be effected every authorization required by any Entity Seller’s Organizational Documents and the Organizational Documents of the Company, JTF Holdco and Tylee Holdco or applicable Law in order for each Transaction Agreement to which any Seller, the Company, JTF Holdco or Tylee Holdco is a party to be duly authorized by the Sellers or the Company, as applicable.

8.3 Public Announcements.

(a) Announcements. Except for the disclosure permitted by this Section 8.3(a), prior to the Closing, none of the Sellers, the Company, JTF Holdco and Tylee Holdco, Parent or any of their respective Affiliates will issue any press release or public statement concerning this Agreement or any Contemplated Transaction without obtaining the prior written approval of the other Parties (which the Parties will not unreasonably withhold). Parent may make such disclosure as it determines in good faith is required by applicable Law or Order, or by an obligation pursuant to any agreement with any national securities exchange or national securities association of the United States, Canada or any other jurisdiction. The Company also may make announcements to its employees that comply with Section 8.3(c) and are consistent with the public disclosures made by a Party. A Party intending to make a disclosure permitted by this Section 8.3(a) will give the other Parties prior notice and will use Reasonable Efforts, consistent with any applicable Law, Order or obligation, to consult with the other Parties with respect to the content of the release or statement.

(b) Representatives. Each Party will require its Representatives not to make any disclosure about this Agreement or the Contemplated Transactions that the Party is not permitted to make.

(c) Communications to Employees and Others. The Sellers and Parent will consult and cooperate reasonably with each other concerning the means by which the Company’s employees, suppliers and others having dealings with the Company, JTF Holdco and Tylee Holdco will be informed of the Contemplated Transactions.

8.4 Continued Ownership of Shares. Prior to the Closing, no Seller will transfer any interest in any of such Seller’s Gibralt or Maretic Shares, JTF Shares or Tylee Shares or create, suffer or permit any Encumbrance on any of such Seller’s Gibralt or Maretic Shares, JTF Shares or Maretic Shares. As of the date of this Agreement and except as otherwise required by Law, each of the Company, JTF Holdco and Tylee Holdco (i) shall close its share register and (ii) shall effect no further registration of transfers of shares in its minute books.

8.5 Conduct and Preservation of Business Generally.

(a) Ordinary Course Operation. Except as expressly provided otherwise in this Agreement or to the extent that Parent consents in writing, during the period from the date of this Agreement until the Closing the Sellers will cause the Company, JTF Holdco and Tylee Holdco to conduct its business only in the Ordinary Course of Business and in compliance with applicable Laws, Authorizations and Orders.

(b) Specific Matters. Without limiting the generality of Section 8.5(a) or the prohibitions of Section 8.6, the Sellers will cause each of the Company, JTF Holdco and Tylee Holdco to comply with the following obligations:

(i) (Existence) to maintain its corporate existence and all of its current Authorizations and Consents;

(ii) (Advisory Agreement) to continue management of Parent and its affiliates in accordance with the terms of the Advisory Agreement dated April 21, 2014 among Parent, the Parent’s operating partnership and the Company (the “Advisory Agreement”), provided that the parties agree that no acquisition fees will be paid to the Advisor pursuant to the Advisory Agreement or otherwise for any acquisition completed after the date of this Agreement;

(iii) (Books and Records) to keep and maintain accurate books, records and accounts in accordance with GAAP as applied during the periods covered by Financial Statements and to maintain the system of internal controls described in Section 3.5;

(iv) (Financial Policies) to maintain its cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, Inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits, in accordance with GAAP and past practice for the periods covered by the Financial Statements and through the date of this Agreement;

(v) (Preservation of Relationships) to use Reasonable Efforts to preserve the current business organization and the goodwill of the Company, JTF Holdco or Tylee Holdco such as by keeping available the services of its current directors, officers, employees and agents, by maintaining an adequate workforce and by maintaining good relations with suppliers, licensors and licensees, franchisors and franchisees, distributors, customers, landlords, creditors, accountants and others having a business relationship with the Company, JTF Holdco or Tylee Holdco;

(vi) (Taxes) to pay or, where appropriate, to accrue all Taxes, assessments and other charges imposed by Law or any Governmental Authority upon the Company, JTF Holdco or Tylee Holdco or any of its properties or assets, when due and before the accrual of any penalty or interest, unless the validity of the imposition is being contested in good faith by appropriate Proceedings and adequate reserves for such contingency have been set aside;

(vii) (Accounts Payable, etc.) to pay all accounts payable, royalties, rents, fees and other all claims and expenses (including claims and expenses for labor, services, materials and supplies) when they become due and payable in accordance with their terms, unless contested in good faith;

(viii) (Wages) to pay all wages and other compensation earned by employees of the Company, JTF Holdco or Tylee Holdco through the Closing Date when due and payable under Law or in accordance with the Company’s, JTF Holdco’s or Tylee Holdco’s obligations under any labor or employment practice or policy, any collective bargaining agreement, employment standards legislation or other labor contract or individual employment agreement to which the Company, JTF Holdco or Tylee Holdco may be a party or to which it may be subject;

(ix) (Insurance) to keep fully effective all insurance coverage in effect on the date of this Agreement that applies to the Company, JTF Holdco or Tylee Holdco and to replace (without any gap in coverage) any insurance that lapses or expires with insurance that is comparable in amount and scope of coverage; and

(x) (Consultation) to confer with the independent directors of Parent concerning operational matters of a significant nature, and otherwise to report periodically to the independent directors of Parent concerning, and to respond to any board inquiries regarding, the status of the business, operations and finances of the Company, JTF Holdco, Tylee Holdco or Parent.

8.6 Certain Prohibitions. Without limiting the generality or applicability of Section 8.4, and except as otherwise expressly permitted by this Agreement, until the Closing the Sellers will ensure that the Company, JTF Holdco and Tylee Holdco will not do, consent or commit to, or allow any of the following to occur without the prior written consent of the independent directors of Parent:

(a) (Organizational Documents) amend its Organizational Documents;

(b) (Dividends and Distributions) (i) declare, set aside or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in property) (other than distributions of cash by the Company, JTF Holdco or Tylee Holdco to the Sellers that would not contravene any other obligation of the Sellers in this Agreement with respect to the use of cash); or (ii) redeem, purchase, or otherwise acquire any of its capital stock;

(c) (Equity) issue or authorize for issuance any Equity Interest or other security, issue any option, warrant or other right to acquire any capital stock, make any change in any issued and outstanding Equity Interest or other security, or redeem, purchase or otherwise acquire any Equity Interest or other security;

(d) (Encumbrances) create or allow to be imposed any Encumbrance on any of its properties or assets, tangible or intangible;

(e) (Asset Dispositions) dispose of, lease or license any of its properties or assets, tangible or intangible, other than the discarding of equipment components in the course of maintenance and replacement;

(f) (Other Settlements) enter into any settlement, consent decree or Order, or other arrangement with any Governmental Authority or other Person that would adversely affect the operation of the business of the Company, JTF Holdco or Tylee Holdco after the Closing or would require the payment of money after the Closing;

(g) (Debt) incur any Indebtedness;

(h) (Guarantees) guarantee, assume or provide collateral to secure any Indebtedness of another Person or act as surety for another Person;

(i) (Capex) make any capital expenditure;

(j) (Investments in Others) make any capital investment in or any loan to any Person, or acquire any Equity Interest or other security of any other Person;

(k) (Payment of Liabilities) delay or postpone the payment of its accounts payable or other Liabilities in a manner outside the Ordinary Course of Business;

(l) (Waivers) cancel, compromise, waive or release any Indebtedness or other right or claim (or series of related rights and claims);

(m) (Employment Arrangements) hire or terminate any employee or enter into an employment agreement or other employment documentation with any Person;

(n) (Contracts) enter into any Contract;

(o) (Benefit Plans; Compensation Changes) (i) enter into or adopt any Employee Benefit Plan, amend in any material respect (except as required by Law) or terminate any Benefit Plan, or enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between the Company, JTF Holdco or Tylee Holdco and one or more of their directors, officers, employees or independent contractors; (ii) increase the compensation or fringe benefits (including severance benefits) payable or to become payable to any director, officer, employee or independent contractor; or (iii) pay any benefit not required by any Benefit Plan or other arrangement as in effect as of the date hereof;

(p) (Directors and Employees) make any loan to or enter into any other transaction with any of its directors, officers or employees or their respective Affiliates;

(q) (Fundamental Transactions) adopt or take any action in contemplation of any plan of liquidation, dissolution, conversion or merger;

(r) (Discharges) discharge a Liability or Encumbrance outside the Ordinary Course of Business;

(s) (Revaluation) write-up, write-down or otherwise revalue any of its assets except to record depreciation and amortization or to revalue assets to the lower of cost or market, each as accounted for in a manner consistent with the recordation and calculation of the item in the Financial Statements;

(t) (Other Actions) take any action or omit to do any act that will cause it to breach any warranty or obligation contained in this Agreement or take any action that would reasonably be expected to adversely affect the ability of any Party to obtain any Authorization or Consent required for any of the Contemplated Transactions; or

(u) (Commitments) resolve or agree to take any of the actions prohibited by this Section 8.6.

8.7 Intercompany Indebtedness; Release of Liens.

(a) Intercompany Accounts. (i) Prior to or at the Closing, the Sellers will cause all Indebtedness owed to the Company, JTF Holdco or Tylee Holdco by a Seller or any Seller Affiliate to be paid in full, and (ii) the Sellers will cause all Indebtedness owed by the Company, JTF Holdco or Tylee Holdco to a third party, a Seller or any Seller Affiliate, or accounts between the Company, JTF Holdco or Tylee Holdco and a Seller or any Seller Affiliate, to be reduced to zero.

(b) Lien Cancellations. Prior to or at the Closing, the Sellers will cause all Encumbrances on any asset or other property of the Company, JTF Holdco or Tylee Holdco to be released, except for Permitted Encumbrances.

8.8 Third Party Consents. The Sellers will use, and will cause the Company, JTF Holdco and Tylee Holdco to use, Reasonable Efforts to obtain each Consent that would be required in order to avoid any breach by a Seller, the Company, JTF Holdco or Tylee Holdco of a Contract or the incurrence of any other Liability by the Company, JTF Holdco or Tylee Holdco to a Person as a result of this Agreement and the Contemplated Transactions.

8.9 Books and Records. The Sellers will deliver to Parent within three (3) Business Days after the Closing the originals of all books and records of the Company, JTF Holdco and Tylee Holdco.

8.10 Notice of Certain Developments.

(a) Each Seller will give to Parent prompt written notice when the Seller obtains Knowledge, and the Sellers will cause the directors and officers of the Company, JTF Holdco and Tylee Holdco (and any employee who is included in a group of persons referred to in a representation and warranty of the Sellers as specified in Article II or Article III) to give the Sellers prompt written notice when any of those Persons obtains Knowledge, that a representation and warranty made by the Company, JTF Holdco or Tylee Holdco or a Seller in this Agreement was not true when made, or obtains Knowledge of any of the following:

(i) the occurrence of any event or the existence of any circumstance Known to the Sellers that would be reasonably likely to cause any representation of the

Company, JTF Holdco or Tylee Holdco or any Seller contained in this Agreement to be inaccurate or warranty to be breached if such representation were made, or the warranty were effective, at the time of such event or circumstance;

(ii) the breach of any obligation of any Seller in this Agreement;

(iii) the receipt by any Seller, the Company, JTF Holdco or Tylee Holdco of a notice or other communication from a Person alleging that the Consent or Authorization of that Person is or may be required in connection with this Agreement or any of the Contemplated Transactions;

(iv) the receipt by any Seller, the Company, JTF Holdco or Tylee Holdco of a notice or other communication from any Governmental Authority in connection with this Agreement or any of the Contemplated Transactions, or concerning a violation of Law or of any Authorization or Order relevant to this Agreement, to any Contemplated Transaction or to the Company, JTF Holdco or Tylee Holdco;

(v) the initiation or threat of initiation of any Proceeding by any Person that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.7 or Section 3.16 in order for each of those representations and warranties to be accurate;

(vi) the occurrence of any Material Adverse Change or any event or circumstance that, alone or in combination with other events or circumstances, could result in a Material Adverse Change; or

(vii) the occurrence of any other event, the existence of any other circumstance or the failure of a circumstance to occur, that would reasonably be expected to make the satisfaction of the conditions in Article V or Article VI impossible or unlikely.

(b) Disclosure Supplements. A notice or supplement to the Disclosure Schedule given under this Section 8.10 may serve to qualify any representation or warranty of a Seller in this Agreement as of the time of Closing or in any certificate delivered pursuant to this Agreement for the purpose of preventing or curing any misrepresentation or breach of warranty as of the time of Closing; provided, however, that in the event of any such supplement to the Disclosure Schedule, in the sole discretion of the Independent Directors, Parent may terminate this Agreement prior to Closing, without liability to the Seller.

8.11 Cooperation with Audits.

(a) Post-Closing Audit. Following the date of this Agreement and continuing on and after the Closing Date, the Sellers will cooperate, and the Sellers will cause each of its Affiliates to cooperate, with Parent and its Representatives and auditors to the extent reasonably necessary for Parent and its Representatives and auditors to commence and conduct a financial audit of the financial statements of the Company, JTF Holdco and Tylee Holdco in accordance with the standards of the U.S. Public Company Accounting Oversight Board and to enable Parent to comply with its reporting and disclosure obligations under the Exchange Act and the Securities Act.

8.12 Further Assurances. From and after the Closing, the Sellers and Parent will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other actions as might reasonably be requested by any Party to carry out the purposes and intent of this Agreement and any other Transaction Agreement, including the acquisition of necessary Authorizations or Consents that were not required to be obtained by the Closing (or as to which delivery at the Closing was waived).

8.13 Pre-Closing Transactions. At the Closing, the Sellers and all applicable Seller Affiliates will cause all Contracts identified in Section 8.13 of the Disclosure Schedule to be terminated in all respects pursuant to documentation reasonably acceptable to Parent, without any resulting cost to or Liability (including any Tax Liability) of Parent or the Company.

8.14 Parent Common Stock. Parent shall use its commercially reasonable efforts to file with the Securities and Exchange Commission within 180 days following Closing a shelf registration statement registering the sale by the Sellers of the Parent Common Stock issued to the Sellers as a portion of the Purchase Price pursuant to Section 1.2(a) hereto.

8.15 Office Space. Effective as of Closing, upon invoice from Gibralt, Buyer agrees to reimburse Gibralt for the rent and property taxes and operating expenses owed by Gibralt, under the terms of Gibralt’s lease with respect thereto, with respect to approximately 2,264 square feet of office space utilized by the Company on the 16th floor of the 1075 West Georgia Street building in Vancouver, British Columbia on the general terms described in Section 8.15 of the Disclosure Schedule.

ARTICLE IX

CERTAIN TAX MATTERS

9.1 Indemnification Obligations With Respect to Taxes.

In addition to the obligations of Sellers pursuant to Article X,

(a) Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective Representatives from and against all Taxes of the Company, JTF Holdco and Tylee Holdco that are due with respect to Pre-Closing Tax Periods.

(b) Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates, Seller’s direct or indirect owners and each of their respective Representatives from and against all Taxes of the Company, JTF Holdco and Tylee Holdco that are due with respect to Post-Closing Tax Periods.

(c) No Person shall be entitled to recover for any Losses pursuant to this Article IX unless written notice of a claim therefor is delivered to the Party against whom indemnity is sought prior to 60 days after the expiration of the applicable statute of limitations period (including any extensions thereto).

(d) For purposes of this Article IX, whenever it is necessary to determine the liability for Taxes of the Company, JTF Holdco or Tylee Holdco for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending before, and the portion of the Straddle Period beginning on and including, the Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the close of the day before the Closing Date and the other of which begins at the beginning of the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company, JTF Holdco or Tylee Holdco, as applicable, for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company are closed at the close of business day before the Closing Date; provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

9.2 Tax Returns and Payment Responsibility.

(a) Sellers will be responsible for and will cause to be prepared and duly filed, at Sellers’ sole cost and expense, all income Tax Returns of the Company, JTF Holdco and Tylee Holdco and all consolidated, combined or unitary Tax Returns that include the of the Company, JTF Holdco or Tylee Holdco for all taxable periods ending on or before the Closing Date. Buyer shall file or cause to be filed when due all Tax Returns with respect to the Company, JTF Holdco and Tylee Holdco, other than those that are the responsibility of Sellers pursuant to this paragraph.

(b) All Tax Returns that are to be prepared and filed by Buyer pursuant to the preceding paragraph and that relate to Taxes for any Straddle Period shall be submitted to Sellers’ Representative not later than 15 days prior to the due date for filing of such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). Sellers’ Representative shall have the right to review such Tax Returns and all work papers and procedures used to prepare them, and Sellers’ Representative shall have the right to access any other information of or controlled by Buyer relating to such Tax Returns that reasonably is necessary for Sellers’ Representative to perform such review. Notwithstanding anything to the contrary herein, neither Buyer nor any Affiliate shall be required to make available to Sellers’ Representative or any other Person any information relating to the indirect ownership of the Company. If Sellers’ Representative, within 10 days after delivery of any such Tax Return, notifies Buyer that it objects to any item in such Tax Return, the Parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by a nationally recognized independent accounting firm chosen by both Buyer and Sellers’ Representative.

(c) Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Sellers. Buyer shall pay the full amount shown as due on such Tax Returns; provided that Sellers shall promptly reimburse the Buyer for the full amount of any Taxes shown as due on such Tax Returns for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date.

(d) Buyer shall not and shall not cause or permit the Company, JTF Holdco or Tylee Holdco to amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company, JTF Holdco or Tylee Holdco with respect to any Pre-Closing Tax Period or Straddle Period without the prior written of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Sellers shall not (and shall not cause or permit the Company, JTF Holdco or Tylee Holdco to amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company, JTF Holdco or Tylee Holdco with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

9.3 Contest Provisions.

(a) In the event (i) Sellers or their Affiliates or (ii) Buyer or its Affiliates receives notice of any pending or threatened Tax audit or assessment or other dispute concerning Taxes with respect to which the other Party may incur liability under this Article IX, the Party in receipt of such notice promptly shall notify the other Party of such matter in writing, provided that failure of a Party to comply with this provision shall not affect any Party’s right to indemnification hereunder unless such failure materially adversely affects the ability of the Party that did not receive notice to challenge such Tax audits or assessments.

(b) Sellers’ Representative shall have the sole right to represent the interests of the Company, JTF Holdco and Tylee Holdco in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date, and to employ counsel of its choice at Sellers’ expense. Notwithstanding the foregoing, Seller’s Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any material claim regarding Taxes with respect to any Tax Return of the Company, JTF Holdco or Tylee Holdco that would adversely affect the liability for Taxes of Buyer or any of the Company, JTF Holdco and Tylee Holdco for any period beginning on or after the Closing Date or create an indemnity obligation on the part of Buyer without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that such consent shall not be necessary to the extent that Seller indemnifies Buyer against the effects of such settlement.

(c) Buyer shall have the sole right to represent the interests of the Company, JTF Holdco or Tylee Holdco in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending on) or beginning after the Closing Date and to employ counsel of its choice at its expense; provided, however, that Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that adversely would affect the liability of Sellers (including any Taxes that may be payable by any indirect owners of Sellers) for any Tax or create an indemnity obligation on the part of Sellers, without the prior consent of Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that such consent shall not be required to the extent that Buyer indemnifies Sellers against the effects of such settlement. Where consent to settlement is withheld by Sellers’ Representative pursuant to this Section 9.3, Seller may continue or initiate any further proceedings at its own expense.

9.4 Assistance and Cooperation. After the Closing Date, Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other Party in preparing and filing any Tax Return or report that such other Party is responsible for preparing and filing in accordance with this Article IX; (b) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, any Tax Return of the Company, JTF Holdco or Tylee Holdco relating to taxable periods for which the other Party may have a liability under this Article IX; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company, JTF Holdco or Tylee Holdco; (d) provide timely notice to the other in writing of any pending or threatened Tax audit or assessment of either the Company or any Subsidiary for taxable periods for which the other Party may have a liability under this Article IX; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period described in this Section 9.4.

9.5 Retention of Records. After the Closing Date, Sellers’ Representative and Buyer will, and Buyer shall cause each of the Company, JTF Holdco and Tylee Holdco to, preserve all information, records or documents relating to liabilities for Taxes of the Company, JTF Holdco or Tylee Holdco until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

9.6 Other Provisions. Notwithstanding Section 10.6, the covenants, indemnities, representations and warranties of Seller and Buyer set forth in Section 3.10 and this Article IX (“Tax Matters”) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (including any applicable extensions) regarding Taxes. Furthermore, the limitations set forth in Section 10.5 shall not apply to indemnification for Tax Matters. Except as otherwise required by applicable law, all indemnity payments under this Agreement and any adjustment to any payment of the Purchase Price shall be treated as an adjustment to the Purchase Price paid for the Company Shares, the Gibralt and Maretic shares, the JTF Shares and the Tylee Shares for income tax purposes.

ARTICLE X

INDEMNIFICATION AND OTHER REMEDIES

10.1 Survival; Sellers’ Liability.

In addition to the obligations of Sellers pursuant to Article IX,

(a) Survival. All representations, warranties, covenants and obligations of a Party contained in this Agreement or other Transaction Agreement, or in any certificate delivered pursuant to this Agreement or other Transaction Agreement, will survive the Closing.

(b) Nature of Sellers’ Liability. Each Seller acknowledges the Seller’s (i) joint and several liability for any inaccuracy in any Fundamental Representation by any Seller, (ii) and several but not joint liability for breach of non-Fundamental Representation, for any failure by any Seller to comply with a covenant or obligation under this Agreement or for any other Liability of any Seller under this Agreement. Accordingly, with respect to any such matter that is qualified by the Knowledge of the Sellers or other specified individuals, a Seller will be jointly and severally liable, regardless of that Seller’s absence of Knowledge, if any Seller or any such other specified person had Knowledge of an undisclosed item that made the representation inaccurate or evidenced a breach of a warranty or other obligation of any Seller under this Agreement. Provided, however, no Seller shall be liable for another Seller’s breach of representations and warranties set forth in Article II (whether or not a Fundamental Representation), breach of covenant in this Agreement, or for the fraud of another Seller.

10.2 Rights Not Affected by Knowledge. The survival provided by Section 10.1(a) and Parent’s right to indemnification under this Article X or Article IX or to any other remedy available under this Agreement, will not be adversely affected by any investigation conducted by or on behalf of Parent, or any knowledge acquired (or capable of being acquired) by Parent or the Parent Group at any time, whether before or after the execution and delivery of this Agreement, with respect to (i) the inaccuracy of a representation; (ii) a breach of warranty or breach of a covenant or obligation; or (iii) any other basis for a claim arising in relation to this Agreement.

10.3 Waiver of Condition. The express or implied waiver of any condition to a Parent’s Closing obligations will not affect Parent’s right to indemnification provided in this Article X or in Article IX, or Parent’s right to any other remedy available under this Agreement.

10.4 General Indemnification by the Sellers.

(a) Scope. If the Closing occurs, in addition to the indemnification obligations under Article IX, the Sellers will indemnify Parent and its Affiliates (including, following the Closing, the Company, JTF Holdco, Tylee Holdco), Buyer and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Parent Indemnitees”) for, hold them harmless against, and pay the amount of all Losses incurred by them in this subsection, directly or indirectly, from or in connection with:

(i) Severally and not jointly with respect to any non-Fundamental Representation, and jointly and severally with respect to any Fundamental

Representation, the inaccuracy of any representation or breach of warranty made by the Company, JTF Holdco, Tylee Holdco or the Sellers in this Agreement, determined in accordance with Section 10.4(b) and regardless of the disclosure of the inaccuracy or breach in a certificate delivered at Closing, in a supplement to the Disclosure Schedule or any notice provided to Parent pursuant to Section 8.10 or otherwise;

(ii) the inaccuracy of any representation or breach of warranty made by the Company, JTF Holdco, Tylee Holdco or the Sellers in this Agreement, as if such representation or warranty were made at and as of the Effective Time, determined in accordance with Section 10.4(b) and regardless of the disclosure of the inaccuracy or breach in a certificate delivered at Closing, in a supplement to the Disclosure Schedule, or in any notice provided to Parent pursuant to Section 8.10 or otherwise;

(iii) any breach by any Seller of any covenant or obligation in this Agreement, determined in accordance with Section 10.4(b) and regardless of whether the breach was disclosed to Parent in the certificate provided at Closing, in a supplement to the Disclosure Schedule, or in any notice provided to Parent pursuant to Section 8.10 or otherwise;

(iv) any Liability of the Company, JTF Holdco or Tylee Holdco arising from events occurring prior to the Effective Time;

(v) any matter disclosed in Section 10.4 of the Disclosure Schedule; or

(vi) any claim by any Person for Brokerage Fees based upon any Contract or understanding alleged to have been made by such Person with Sellers, any Seller’s Affiliate or the Company, JTF Holdco or Tylee Holdco (or any Person acting on their behalf) arising due to this Agreement or any Contemplated Transaction; or

(b) Disregard of Qualifications. For the purposes of Parent’s right to indemnification under Section 10.4(a)((i)-(iii)), the representations and warranties made by the Sellers will be deemed to be made, and the covenants or obligations of the Sellers will be deemed to be stated, without qualification except as specifically as set forth therein.

10.5 Limitation on Amount of the Sellers’ Indemnification Liability.

(a) Deductible. Except as provided otherwise in Section 10.5(c), the Sellers will not be liable for Losses that otherwise are indemnifiable under this Article until the total of all Losses incurred by Parent Indemnitees exceeds $50,000 (the “Parent Deductible”).

(b) Maximum. Except as provided otherwise in Section 10.5(c), the maximum aggregate liability of Sellers for all Losses under this Article is $3,000,000.

(c) Exceptions. The provisions of Section 10.5(a) and Section 10.5(b) do not apply to:

(i) for indemnification claims involving a Seller’s fraud; or

(ii) Sellers’ tax indemnification obligations under Article IX.

(d) For all claims with respect to which insurance coverage exists, the liability of the Sellers shall be for any Losses not covered by insurance.

10.6 Indemnification Claim Limitations Periods.

(a) Claims by Parent. If the Closing occurs, the Sellers will have no liability under Section 10.4 with respect to any representation or warranty, or any covenant or obligation to be complied with prior to or as of the Closing, unless the Person entitled to indemnification provides a notice under Section 10.7 or 10.8 before the expiration of the applicable limitations period stated below:

(i) for claims due to the inaccuracy of any Fundamental Representation, 180 days after the expiration of the statute of limitations under applicable Law;

(ii) for third party claims arising from operations of the Company, JTF Holdco or Tylee Holdco before the Effective Time, delivery of the audit opinion for Parent by the independent accounting firm for Parent for the year ended December 31, 2017;

(iii) for any claim with respect to or any covenant or obligation to be complied with by Sellers after the Effective Time, and any claim alleging fraud, 180 days after the expiration of the statute of limitations under applicable Law;

(iv) for claims under Section 9.1, 180 days after the expiration of the statute of limitations under applicable Law; or

(v) for all claims for indemnification under Section 10.4, other than those specified in clauses (i) through (iii) of this Section 10.6(a), the delivery of the audit opinion for Parent by the independent accounting firm for Parent for the year ended December 31, 2017.

(b) Effect of Claim Notices. The period within which a Person claiming to be entitled to indemnification (a “Claiming Party”) from Sellers (the “Indemnifying Party”), must bring a claim under this Article or under Section 9.1, is referred to as the “Applicable Limitations Period.” A claim for indemnification under this Article X or Article IX must be made in writing and provide a reasonable summary of the alleged claim and breach (a “Claim Notice”), and will be considered given at the time determined under Section 12.13. If a Claim Notice is given within the Applicable Limitations Period, all Losses within the scope of the claim will be indemnifiable even if they are incurred after the Applicable Limitations Period (subject to the limitations set forth in Section 10.6).

10.7 Procedure for Indemnification: Third-Party Claims.

(a) Claim Notice. In the event a third-party claim against a Parent Indemnitee (a “Third-Party Claim”) arises that is covered by the indemnity provisions of Section 10.4(a),

notice shall be given promptly by a Parent Indemnitee to the Sellers. Sellers shall have the right to contest and defend, by all appropriate legal proceedings, such Third-Party Claim and to control all settlements (unless the Parent Indemnitees agree to assume the cost of settlement and to forgo such indemnity or Sellers cannot provide reasonable assurance to the Parent Indemnitees of their financial capacity to defend such claim and provide indemnification with respect to such Third Party Claim) and to select lead counsel to defend any and all such claims at the sole cost and expense of Sellers; provided, however, that the Sellers may not effect any settlement without the Parent Indemnitees’ prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Parent Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Sellers, and (iii) such settlement contains as an unconditional term thereof, the full and complete release by the claimant of the Parent Indemnitees. The Parent Indemnitees may select counsel to participate in any defense, in which event the Parent Indemnitees’ counsel shall be at its own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant documents, books and records in their possession.

(b) Parent’s Exclusive Control Right. Notwithstanding anything to the contrary in this Section 10.7, without Parent’s written consent, which it may withhold for any reason, Sellers will not be entitled to assume or control the defense of, or participate in (except for any Sellers that are named defendants in a Proceeding), any Third-Party Claim against a Parent Indemnitee that contains any of the following:

(i) a claim pertaining to Taxes;

(ii) a claim for any injunctive or other equitable relief;

(iii) a claim by any Governmental Entity (whether civil or criminal in nature);

(iv) a Proceeding in which the claimant alleges the right to bring a class action;

(v) a claim that involves any U.S. or foreign securities laws or Competition Laws;

(vi) where Parent asserts that an adverse determination with respect to the claim would be detrimental to the reputation or future business prospects of Parent or any of its Affiliates, or their relationship with or regulation by a Governmental Authority; or

(vii) where Parent asserts that the claim reasonably could be estimated to exceed the Indemnifying Party’s indemnification limit under Section 10.6.

(c) Consent to Jurisdiction. Each Party consents to the nonexclusive jurisdiction of any court in which a Proceeding is brought by a third party against a Parent Indemnified Party for purposes of any claim that a Parent Indemnified Party might have under this Agreement arising from that Proceeding, and agrees that process may be served on the Party anywhere in the world with respect to the claim.

10.8 Procedure for Indemnification: Direct Claims. A claim for indemnification under this Article X or Article IX for any matter not involving a Third-Party Claim (a “Direct Claim”) may be asserted by a Claim Notice from a Claiming Party to an Indemnifying Party given at any time before the expiration of the Applicable Survival Period, if any. The notice must state in reasonable detail the basis for the indemnification claim. If the Indemnifying Party does not notify the Claiming Party within 10 (ten) Business Days of the effective date of the Claim Notice that the Indemnifying Party disputes the claim or the sufficiency of the notice (in which case the Indemnifying Party will specify the basis for its rejection), the claim specified in the Claim Notice will be conclusively determined to be a Liability of the Indemnifying Party under this Article X or Article IX, as applicable. If an Indemnifying Party disputes the sufficiency of the Claim Notice, the Claiming Party may send another Claim Notice (and additional notices in response to additional objections by the Indemnifying Party), but for the purposes of any Applicable Survival Period the date the first Claim Notice was given under Section 12.13 will be treated as the date of notice of the indemnification claim even if the Claim Notice is amended and reissued in order to comply with this section.

10.9 Losses Incurred in Mitigation. If an event or circumstance has occurred for which a Claiming Party would be entitled to indemnification under this Agreement, the Claiming Party may recover all Losses incurred as a result of reasonable mitigation or liability reduction, or avoidance payments made or other consideration provided to any third party having a contingent claim against the Claiming Party as a result of the indemnifiable event, even if the third party is not aware of the claim or does not assert a claim against the Indemnified Party. It is the intent of the Parties that Losses the Claiming Party reasonably incurs in order to preclude or avoid assertion of a contingent claim that, if asserted, properly would have been subject to indemnification by the Indemnifying Party, are to be recoverable by the Party as a Direct Claim.

10.10 Reporting and Additional Payments. Unless otherwise required by Law, each Party will treat for all Tax purposes all amounts paid under any of the provisions of this Article X or Article IX as an adjustment to the Purchase Price.

10.11 Waivers and Additional Agreements by Sellers.

(a) Upon the Closing, Sellers will not be entitled to, and will not assert, any Claim against the Company, JTF Holdco or Tylee Holdco whether for damages, reimbursement, indemnification (including costs of defense), contribution or otherwise, for or on account of any indemnification payment by a Seller, or any claim made by any Parent Indemnitee against a Seller, under this Agreement. A Seller will not make any claim for indemnification against the Company, JTF Holdco or Tylee Holdco by reason of the fact that the Seller was a director, partner, member, trustee, officer, employee, fiduciary or agent of the Company, JTF Holdco or Tylee Holdco or of any Employee Benefit Plan or was serving at the request of the Company, JTF Holdco or Tylee Holdco as a director, partner, member, trustee, officer, employee, fiduciary or agent of another entity or Employee Benefit Plan, regardless of the nature of the Seller’s Liability or the legal basis for such Liability (such as pursuant to a statute, charter document, bylaw, agreement, breach of legal duty, tort, strict liability or otherwise). This obligation of the Sellers will apply regardless of whether a Claim or Proceeding against a Seller is made pursuant to this Agreement, pursuant to applicable Law, or otherwise.

(b) A Seller may not assert, and waives any right the Seller might have to assert (under Law or otherwise), any claim of subrogation to a right of any Parent Indemnitee as a result of making any indemnification payment under Article IX or Article X.

10.12 Nonexclusive Remedies; Injunctive Relief.

(a) The indemnification remedies provided in this Article X or Article IX will not be exclusive of or limit any other remedy that is available to a Parent Indemnitee at Law or in equity, under this Agreement or otherwise, all of which remedies will be cumulative.

(b) The Parties acknowledge that money damages alone would not be a sufficient remedy for, and that a Party might be irreparably harmed by, any breach by another Party of its obligations under this Agreement. Accordingly, in the event of a breach or threatened breach, the claiming Party will be entitled to equitable relief, including injunctive relief and specific enforcement, in addition to any other remedy to which the complaining Party is entitled at Law or in equity, without the requirement of posting a bond or other security. The Party complained against will not oppose such relief on the grounds that an adequate remedy at Law exists.

10.13 Guaranty of Indemnity Obligations. By their execution of this Agreement, James Farrar unconditionally guarantees all indemnification obligations of JTF Holdco hereunder and Gregory Tylee unconditionally guarantees all indemnification obligations of Tylee Holdco hereunder and each hereby waives any and all defenses to any enforcement of any such guaranty.

10.14 Limited Indemnity by Buyer. Buyer agrees to indemnify Sellers for Losses solely in connection with employment severance claims made against Sellers by the persons named in Section 3.19(a) of the Disclosure Schedule, other than Messrs. Farrar, Tylee and Maretic, who become employees of Parent or a subsidiary of Parent upon Closing. The aggregate amount of any such indemnification shall not to exceed $100,000.

ARTICLE XI

TERMINATION

11.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as provided in this section. Termination by the Sellers requires unanimous action.

(a) Consent. Parent and the Sellers may terminate this Agreement by mutual written consent.

(b) Expiration; Illegality; Prohibition. Either the Sellers or Parent may terminate this Agreement:

(i) if the Closing has not occurred on or before June 30, 2016 (which date may be extended by Parent to December 31, 2016 by written notice to Sellers), other than due to the failure of any Party seeking to terminate this Agreement to perform its obligations under this Agreement), as that date may be extended (the “Expiration Date”);

(ii) if there is any Law that makes consummation of any of the Contemplated Transactions illegal or otherwise prohibited; or

(iii) if a Governmental Authority of competent jurisdiction having valid enforcement authority issues a final Order, not subject to appeal, permanently restraining, prohibiting or enjoining a Seller or Parent from consummating any of the Contemplated Transactions.

(c) Breach. Parent may terminate this Agreement if a material representation of the Sellers or Company Management made in this Agreement was not true when made.

(d) Unsatisfied Parent Conditions. Parent may terminate this Agreement if any of the following conditions exists, except that Parent may not terminate if the condition stated in (i) or (ii) below resulted from Parent’s failure to perform an obligation under this Agreement:

(iii) the closing conditions of Sections 6.1(b), 6.5 or 6.6 would not be satisfied if the Closing Date were the date Parent notifies Sellers of the existence of inaccuracies in the Company’s, JTF Holdco’s, Tylee Holdco’s, the Sellers’ or the Company Management’s representations or a breach of warranty by the Company, JTF Holdco, Tylee Holdco, any Seller or Company Management made in this Agreement, or the occurrence since the date of this Agreement of any event or circumstance that, as of the time of notice, would preclude satisfaction of any of those closing conditions on or before the Expiration Date, and either (A) the failure of condition would not be subject to cure, or (B) the failure of condition would be subject to cure, but the Sellers have not effected a complete cure, without the Company, JTF Holdco or Tylee Holdco incurring any expense or Liability, within five (5) Business Days following receipt by the Sellers of Parent’s notice of intent to terminate pursuant to Section 11.1(c) (the “Seller Cure Period”);

(iv) the closing condition of Section 6.2 would not be satisfied if the Closing Date were the date Parent notifies the Sellers of a breach of obligation by the Company, JTF Holdco, Tylee Holdco or a Seller under this Agreement that as of the time of notice would preclude satisfaction of that closing condition, and either (A) the failure of condition would not be subject to cure, or (B) the failure of condition would be subject to cure, but the Company, JTF Holdco, Tylee Holdco or Sellers have not effected a complete cure, without the Company, JTF Holdco or Tylee Holdco incurring any expense or Liability, within the Seller Cure Period; or

(v) a Material Adverse Change has occurred since the date of this Agreement;

(e) Insolvency Proceeding. Parent may terminate this Agreement if a Bankruptcy Event has occurred with respect to any Seller or the Company, JTF Holdco or Tylee Holdco.

(f) [Reserved].

(g) Notice of Termination. Termination of this Agreement by a Party pursuant to subsections (b) through (f) of Section 11.1, will be effective upon written notice from that Party given pursuant to Section 12.13.

11.2 Effect of Termination; Remedies.

(a) If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that Section 8.3, Section 8.11, Article IX and Article X and all applicable definitions in this Agreement will survive termination.

(b) The exercise of a right of termination will not be an election of remedies. Each Party’s right of termination under Section 11.1 is in addition to any other right the Party has for breach or otherwise, which will survive termination unimpaired, except that if this Agreement is terminated, any claim by the Sellers against Parent for any breach by Parent of its obligations under this Agreement or for any other legal or equitable relief arising from this Agreement must be made no later than three (3) Business Days after the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Effect of the Disclosure Schedule.

(a) Manner of Disclosure. A disclosure in the Disclosure Schedule will apply only to a representation and warranty of the Sellers made in this Agreement to which the disclosure relates by express cross-reference to the specific sections or subsections of this Agreement containing the qualified representation and warranty, and not to any other representation and warranty. All capitalized terms used in the Disclosure Schedule that are defined in this Agreement have the respective meanings assigned to them in this Agreement, and any other purported definition in the Disclosure Schedule will not be effective. An item mentioned in the Disclosure Schedule will be effective to qualify the related identified representation and warranty only if the disclosure identifies the qualifying matter with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose a qualification to a representation and warranty unless the representation and warranty pertains only to the existence of the document or other item. The Disclosure Schedule is intended only to qualify and limit the representations and warranties of the Sellers contained in the Agreement and do not expand in any way the scope or effect of any representation and warranty.

(b) Priority. If the statements in the body of this Agreement and those in the Disclosure Schedule conflict (other than for the purpose of stating a qualification to a representation and warranty as provided in Section 12.1(a)), the statements in the body of this Agreement will control.

(c) No Admission. The information provided by certificates delivered to Parent pursuant to Sections 6.1 or 6.2, in the Disclosure Schedule or in any notice provided to

Parent pursuant to this Agreement is for Parent’s benefit for the purposes of this Agreement is not an admission by the Sellers, the Company, JTF Holdco or Tylee Holdco to any other Person for any other purpose:

(i) as to the materiality of any effect of a disclosed item;

(ii) that any Liability, or circumstance that could give rise to a Liability, of the Company, JTF Holdco or Tylee Holdco referred to in the Disclosure Schedule in fact exists or has occurred;

(iii) that any assertion made in any Claim or Proceeding against the Company, JTF Holdco or Tylee Holdco described in the Disclosure Schedule is true or that a valid basis in fact or at law exists for the assertion; or

(iv) that any party to a Contract with the Company, JTF Holdco or Tylee Holdco is not in breach of the Contract.

12.2 Governing Law. This Agreement and the Contemplated Transactions, and all disputes between any of the Parties under or relating to this Agreement or the circumstances of its negotiation and execution, whether a Party seeks relief in equity or under contract, tort, statute or otherwise, are to be governed by and determined under the laws of the State of New York, without reference to principles of conflict of laws other than to section 5-1401 of the New York General Obligations Law or any successor provision.

12.3 Forum for Disputes; Service of Process.

(a) Exclusive Forum. Any Proceeding a Party brings under or relating to this Agreement or any Contemplated Transaction, including the rights, duties or liabilities of the Parties directly or indirectly arising from or relating to this Agreement or the circumstances of its negotiation and execution, whether the claim arises under contract, tort, statute or otherwise (a “Subject Claim”) must be brought only before a federal court sitting in the Borough of Manhattan, New York, New York unless that court does not have jurisdiction over the Subject Claim, in which case the Proceeding must be brought in any State of New York court sitting in that Borough (the “Designated Forum”).

(b) Personal Jurisdiction. Each Party (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in the State of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, with respect to all Subject Claims, (ii) irrevocably waives and will not assert any right to have a Subject Claim dismissed or transferred because of the inconvenience of the forum, and (iii) will not deny or challenge that the courts identified in Section 12.3 have personal jurisdiction over the Party with respect to a Subject Claim, or that the Party’s property is exempt or immune from attachment or execution.

(c) Service. Process in any Proceeding involving a Subject Claim may be served on a Party anywhere in the world. To the fullest extent permitted by applicable Law, service of process may be made on a Party by prepaid U.S. certified mail addressed to the Party at its effective address under Section 12.13, and a certified mailing receipt validated by the

United States Postal Service will constitute conclusive evidence of valid service. To the fullest extent permitted by applicable Law, service made pursuant to this Section 12.3(c) will have the same legal force and effect as if process was served upon such Party personally within the State of New York.

12.4 Entire Agreement and Amendment.

(a) Prior Agreements; Confidentiality Agreement. This Agreement (including its exhibits, appendices and schedules), the Disclosure Schedule, the other documents delivered pursuant to this Agreement (including the other Transaction Agreements) constitute a complete and exclusive statement of the agreement among the Parties with respect to its subject matter, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter of this Agreement, including the Letter of Intent between the special committee of independent directors of the board of directors of Parent and the Company dated August 31, 2015.

(b) Amendments. This Agreement may not be amended except by a written agreement executed by all Parties that by its terms is specifically identified as an amendment.

12.5 Headings and Captions. Except as provided in this section with respect to the Disclosure Schedule, the headings and captions used in this Agreement are for convenience only. They do not constitute a part of this Agreement and are not to be given effect in the construction or interpretation of this Agreement. They are not deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading or caption had been used. However, any heading or caption in the Disclosure Schedule that refers to a section or subsection of this Agreement is a necessary part of the Disclosure Schedule so that it will conform to the requirements of Section 12.1, and such heading or caption is intended to indicate that the information under such heading applies only to the section or subsections cited.

12.6 Interpretation and Construction.

(a) Independent Provisions. Each of the provisions of this Agreement is independent of all other provisions, and the provisions of one should not be read to limit any other, except where a provision expressly states that it is the exclusive provision as to its subject matter.

(b) Usages.

(i) All accounting terms used in this Agreement will have the meanings ascribed to them under GAAP unless otherwise provided.

(ii) Whenever the term “include” or “including” is used in this Agreement in connection with a listing of items, that listing is illustrative only and is not a limitation on the general scope of the classification, or as an exclusive listing of the items within the general scope.

(iii) The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iv) Article, section, clause, subsection, exhibit, appendix and schedule references contained in this Agreement are references to articles, sections, clauses, subsections, exhibits, appendices and schedules of or to this Agreement, unless otherwise specified.

(v) Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(vi) Any amount stated in this Agreement in “Dollars” or by reference to the “$” symbol means United States dollars.

(vii) A reference to “U. S.” or “United States” means the United States of America.

(c) Joint Preparation; Interpretation. Each Party acknowledges having been represented and advised by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each Party and its counsel cooperated in the drafting and preparation of this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguous, vague or conflicting term in this Agreement against the drafter should not apply and is expressly waived. In addition, this Agreement is to be interpreted and construed without reference to or application of the so-called “forthright negotiator principle.”

12.7 Severability. Any provision of this Agreement that is held by court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation or in any jurisdiction will not affect the validity or enforceability of the remaining provisions or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.8 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement. Counterpart signature pages and facsimile signatures are effective, and it is not necessary that the signatures of all Parties be on the same page.

12.9 Time of the Essence. With regard to all dates and time periods referred to in this Agreement, time is of the essence.

12.10 Assignment and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent may assign any of its rights and delegate any of its obligations under this Agreement without the consent of any other Party to (a) any of its Affiliates and (b) to any purchaser of all or substantially all of the assets of Parent. Without the consent of all other Parties, no such assignment will relieve Parent of its obligations under this Agreement if the assignee does not perform the obligations. Parent also may collaterally assign its rights under this Agreement to any Person that provides credit or credit support to Parent or any of its Affiliates, or as security for any other obligation or undertaking of Parent or any Parent Affiliate. Any purported assignment or delegation contrary to this Section 12.10 will be void.

12.11 Parties in Interest. This Agreement is binding upon and inures solely to the benefit of each Party and its successors and permitted assigns. Nothing in this Agreement confers upon any other Person any right or remedy of any nature whatsoever, except Persons, other than the Parties, who are or become Seller Indemnitees or Parent Indemnitees , However, the Parties retain the right to amend and to cancel and render void any of the provisions of Article XI at any time, regardless of whether the amendment or cancellation would deprive any Person of any right, or modify any right, as a Parent Indemnitee or a Seller Indemnitee that existed in favor of that Person prior to the amendment or cancellation, or that otherwise would have an adverse effect on that Person. No Person, by virtue of this Agreement, is entitled to employment by Parent or the Company or their Affiliates.

12.12 Expenses.

(a) General. Each Party will bear its respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives and advisors.

(b) Upon Termination. The obligation of a terminating Party to pay its own expenses will not apply to a terminating Party’s right to recovery pursuant to Section 11.2.

12.13 Notices.

(a) Methods. A notice, disclosure (including supplements to the Disclosure Schedule), demand or other communication to a Party that is required or permitted under this Agreement must be in writing and will be deemed to have been given (i) on the date established by the sender as the date of personal delivery to the recipient, (ii) on the date delivered to the recipient by a private courier as established by the sender by evidence obtained from the courier, (iii) subject to Section 12.13(b), on the date sent by facsimile or by other electronic means, and (iv) (iv) on the fourth Business Day after mailing when sent to the recipient at such Party’s address set forth below by registered or certified U.S. mail, with postage prepaid and return receipt requested and returned. If more than one method of sending a notice is used, the effective date of notice will be the earliest date provided by the application of the rules in this Section 12.13(a).

(b) Electronic Transmissions. Notices sent by facsimile transmission or other electronic means will be effective on the date specified in Section 12.13(a) if the sender also delivers the notice by private courier (costs prepaid, and with evidence of delivery returned by the courier) on the next Business Day after the electronic transmission took place, unless the recipient acknowledged in writing that the electronic notice was received on the transmission date (such acknowledgement includes an electronic facsimile or electronic mail message sent by the recipient but does not include an automatic machine-generated confirmation).

(c) Addresses. Notices to a Party must be sent to the Party at its address specified and to the attention of the person designated in Section 12.13(c) of the Disclosure Schedule, or to such other address, or designated person, as a Party might designate by Notice sent in accordance with this Section 12.13 to the other Parties from time to time (which change notice when effective will be deemed to amend Section 12.13(c) of the Disclosure Schedule.

12.14 Withholding Taxes. Parent or Buyer may deduct and withhold from the payments of the Purchase Price amounts required to be withheld under the Code or any other Law pertaining to Taxes. An Indemnifying Party may withhold from any payment made under Article IX or Article X amounts required to be withheld under the Code or any other Law pertaining to Taxes. A party withholding any payment will remit the withheld amount to the appropriate Governmental Authority in a timely manner. A withheld amount that is remitted to the applicable Governmental Authority will be treated for all purposes of this Agreement as having been a payment of the Purchase Price or indemnification payment, as applicable, to the Party entitled to the payment from which such deduction and withholding was made.

12.15 Waiver of Jury Trial. ANY CONTROVERSY THAT MIGHT ARISE RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. CONSEQUENTLY, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY SUBJECT CLAIM (AS DEFINED IN SECTION 12.3). EACH PARTY CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IN THE EVENT OF LITIGATION THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (C) THE PARTY MAKES THE WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) THE PARTY AND EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Any Party may file an original counterpart or a copy of this Agreement with any court as written and conclusive evidence of the consent of each Party to the waiver of its right to trial by jury.

12.16 Extension and Waiver. At any time prior to the Closing, Parent and Sellers may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations or breaches of warranties of the other Party in this Agreement or in any document delivered by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Party or conditions to the waiving Party’s obligations under this Agreement. Any such extension or waiver will be valid only if set forth in a writing signed by the Party granting the extension or effecting the waiver. Any waiver in one instance will not be a waiver in a subsequent event or a waiver of any other provision of or right under this Agreement. Except where waived in writing, the failure of a Party to assert a right under or arising from this Agreement will not constitute a waiver of the right.

IN WITNESS OF THE FOREGOING, each Party executes this Agreement as of the date first written above.

PARENT

CITY OFFICE REIT, INC.

By:	/s/ John McLernon
Name:	John McLernon
Title:	Chairman of the Board

BUYER

CIO MANAGEMENT BUYER LTD.

By:	/s/ John McLernon
Name:	John McLernon
Title:	Chairman of the Board

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLERS

GIBRALT CAPITAL CORPORATION

By:	/s/ Samuel Belzberg
Name:	Samuel Belzberg
Title:	President

JTF SELLERS

/s/ James Farrar
James Farrar, as a JTF Seller

/s/ James Farrar
James Farrar, as Trustee of the James Farrar Family Trust

TYLEE SELLERS

/s/ Gregory Tylee
Gregory Tylee, as a Tylee Seller

/s/ Gregory Tylee
Gregory Tylee, as Trustee of the Gregory Tylee Family Trust

ANTHONY MARETIC

/s/ Anthony Maretic
Anthony Maretic

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

COMPANY MANAGEMENT

/s/ James Farrar
James Farrar, as a member of Company Management

/s/ Gregory Tylee
Gregory Tylee, as a member of Company Management

/s/ Anthony Maretic
Anthony Maretic, as a member of Company Management

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT